Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

SJM International, Inc.,

Spyder Merger Corporation,

St. Jude Medical, Inc.,

and

Thoratec Corporation

Dated as of July 21, 2015

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2015 (this “Agreement”), is entered into by and among SJM International, Inc., a Delaware corporation (“Parent”), Spyder Merger Corporation, a California corporation and a wholly-owned Subsidiary of Parent (the “Merger Sub”), and Thoratec Corporation, a California corporation (the “Company”).  All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement. St. Jude Medical, Inc., a Minnesota corporation (“Ultimate Parent”), is a party to this Agreement solely with respect to the performance of its obligations under Section 2.2(g), Section 2.4, Section 4.7, Section 5.8, Section 5.15 and Section 8.16.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of California (the “CGCL”), whereby each issued and outstanding share of common stock, no par value (the “Company Common Stock”), of the Company (which shares of Company Common Stock are hereinafter referred to as the “Shares”) immediately prior to the effective time of the Merger (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be cancelled and converted into the right to receive $63.50 (the “Merger Consideration”), payable net to the holder in cash, without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Ultimate Parent’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, certain directors and officers of the Company are entering into an agreement (the “Voting Agreement”) pursuant to which each such Person has agreed, among other things and subject to the terms thereof, to vote the Shares beneficially held by such Person in favor of the Merger, which Voting Agreements shall terminate upon the termination of this Agreement in accordance with its terms;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (a) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the CGCL, and (c) subject to the terms and conditions of this Agreement, resolved and agreed to recommend that the Company’s shareholders vote their Shares in favor of approving this Agreement and the Merger (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Ultimate Parent, Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Ultimate Parent, Parent and Merger Sub and their respective shareholders and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1
THE MERGER

1.1                               The Merger.

(a)              Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub will be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger will have the effects set forth in the applicable provisions of the CGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b)              At the Effective Time, the articles of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law.  In addition, the Company and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be amended so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein or by applicable Law.

(c)               The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, will continue as the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation; provided, however, that the Company will appoint and remove and replace, effective as of the Effective Time, any officers (in their capacity as such) as designated in writing by Parent.

(d)              If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2                               Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) will take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California at 7:00 a.m., Pacific time, on a date to be specified by the parties, such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company will cause an agreement of merger in the form attached hereto as Exhibit C, subject to such changes as may be mutually agreed to by Parent and the Company (the “Agreement of Merger”), together with an officers’ certificate satisfying the applicable requirements of the CGCL, to be executed and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL.  The Merger will become effective at the time the Agreement of Merger will have been duly filed with the Secretary of State of the State of California or such other date and time as is agreed upon by the parties and specified in the Agreement of Merger, such date and time hereinafter referred to as the “Effective Time.”

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1                               Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)              Conversion of the Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration, payable net to the holder in cash, without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g), in accordance with the procedures set forth in Section 2.2.  At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g).

(b)              Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

(c)               Merger Sub Common Stock.  Each share of common stock, $0.01 par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

(d)              Changes in Stock.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2                               Payment for Securities; Surrender of Certificates.

(a)              Paying Agent.  At or prior to the Effective Time, Parent will designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”).  At or immediately after the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement (for the avoidance of doubt, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) (collectively, the “Payment Fund”).  Such funds will be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares.  Earnings from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares.

(b)              Procedures for Surrender.  As promptly as practicable after the Effective Time (and in any event, within four Business Days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Paying Agent, and will otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as the Paying Agent may reasonably require, the holder of such Certificates will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (for the avoidance of doubt, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares).  Any Certificates so surrendered will forthwith be cancelled.  All cash paid upon the surrender for exchange of Certificates will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates.  Promptly after the Effective Time and in any event not later than the fourth Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), other than with respect to Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled.  No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration and the Merger Consideration will be subject to deduction for any required withholding Tax pursuant to Section 2.2(g).

(c)               If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable.  Any other transfer or similar Taxes incurred in connection with the Merger will be paid by Parent.  Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated hereby, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest.

(d)              Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.2(b)) they will be cancelled and exchanged as provided in this Agreement.

(e)               Termination of Fund; Abandoned Property; No Liability.  At any time following the date that is nine months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest accrued with respect thereto) not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g).  If, immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws, any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)                Lost, Stolen or Destroyed Certificates.  In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in form and substance reasonably acceptable to Parent, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g)               Withholding Rights.  Each of Ultimate Parent, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Ultimate Parent, Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law, and to the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person from whom such amounts were withheld.

2.3                               Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded that the Company purchase such Shares for fair market value in accordance with, and who complies in all respects with, Chapter 13 of the CGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration and will instead represent the right to receive only the payment as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the CGCL (subject to deduction for any required withholding Tax pursuant to Section 2.2(g)).  If any such holder withdraws such holder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the CGCL or becomes ineligible for such payment, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g).  The Company will give Parent prompt notice of any demands received by the Company for the purchase of Shares pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to the CGCL and received by the Company relating to rights to be paid the fair market value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and Proceedings with respect to such demands.  The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected as described in this Section 2.3 shall be returned to Parent, upon demand; provided, that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 2.3 or otherwise to deposit with the Paying Agent any cash to pay any Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.   Parent shall pay additional cash to the Paying Agent to the extent required to pay the Merger Consideration in respect of the foregoing Shares if and when such Shares cease to be Dissenting Shares.

2.4                               Treatment of Company Options and Company RSUs; Stock Plans.

(a)              Treatment of Unvested Company Options.   Except as specified in Section 2.4(a) of the Company Disclosure Schedule, prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, at the Effective Time, each unexpired and unexercised option to purchase Shares (the “Company Options”), under any stock option plan of the Company, including the Company’s 1997 Stock Option Plan (as amended) and the Company’s Amended and Restated 2006 Incentive Stock

Plan or any other plan, agreement or arrangement (the “Company Stock Option Plans”), that is unvested and unexercisable, shall, except as set forth in such Section 2.4(a) of the Company Disclosure Schedule, cease to represent the right to purchase Shares and shall be converted into and become an award of restricted shares of Ultimate Parent common stock (“Ultimate Parent Shares”) equal to the quotient of (x) the product of (A) the total number of unvested and unexercisable Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such unvested and unexercisable Company Option, divided by (y) the volume weighted average trading price of Ultimate Parent Shares on the New York Stock Exchange, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and not including) the Closing Date as reported by Bloomberg, L.P., rounded down to the nearest whole share (each, an “Assumed Restricted Stock Award”); provided, however, that with respect to any such Company Options that are outstanding immediately prior to the Effective Time, and which have an exercise price greater than the Merger Consideration, such Company Options shall not be assumed by Ultimate Parent, shall not convert into an Assumed Restricted Stock Award and shall automatically terminate as of the Effective Time.  From and after the Effective Time, each Assumed Restricted Stock Award shall (i) be subject to a risk of forfeiture with respect to all of the Ultimate Parent Shares subject thereto as of the Effective Time, which such risk of forfeiture shall lapse in accordance with the vesting schedule of the corresponding Company Option, (ii) be subject to the accelerated vesting terms set forth on Section 2.4(a)(i) of the Company Disclosure Schedule, (iii) be administered by Ultimate Parent and the compensation committee of its board of directors (the “Ultimate Parent Compensation Committee”), which shall be substituted for the Company and the compensation committee of the Company Board administering such Company Stock Option Plans.  For the avoidance of doubt, each Assumed Restricted Stock Award shall be solely with respect to Ultimate Parent Shares and shall no longer be a stock option or have the features thereof.

(b)              Treatment of Vested Company Options.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, with respect to Company Options that are outstanding and vested as of immediately prior to the Effective Time, will, immediately prior to the Effective Time, be cancelled and, in exchange therefor, each former holder of any such cancelled vested Company Option will only be entitled to receive, in consideration of the cancellation of such vested Company Option and in full settlement therefor, a payment in cash (without interest, and subject to deduction for any required withholding Tax pursuant to Section 2.2(g)) of an amount equal to the product of (A) the total number of vested Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such vested Company Option (such amounts payable hereunder being referred to as the “Option Payments”).  For avoidance of doubt, if the exercise price per Share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled without any cash payment being made in respect thereof. From and after the Effective Time, any such cancelled vested Company Option will no longer be exercisable by the former holder thereof.  Any Option Payment shall be made through the Surviving Corporation’s payroll no more than three (3) Business Days following the Effective Time; provided, however, that Ultimate Parent may, in its sole discretion, cause the Paying Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 2.4(b).

(c)               Treatment of Unvested Company RSUs.  Except as specified in Section 2.4(c) of the Company Disclosure Schedule, prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding award of restricted stock units and performance share units granted pursuant to any Company Stock Option Plan (the “Company RSUs”) that is unvested as of immediately prior to the Effective Time, shall, except to the extent set forth on such Section 2.4(c) of the Company Disclosure Schedule, cease to represent the right to receive Shares and shall be converted into and become rights with respect to Ultimate Parent Shares, and Ultimate Parent shall assume the Company RSUs, on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as provided for in the award agreement by which each Company RSU is evidenced, except that any performance-based vesting conditions shall be treated as having been attained at the “maximum” level) as were applicable under such Company RSUs as of immediately prior to the Effective Time, except that from and after the Effective Time, (i) the accelerated vesting terms set forth on Section 2.4(c)(i) of the Company Disclosure Schedule shall apply to such assumed Company RSUs, (ii) Ultimate Parent and the Ultimate Parent Compensation Committee shall be substituted for Company and the compensation committee of the Company Board administering such Company Stock Option Plans, (iii) the Company RSUs assumed by Ultimate Parent shall represent the right to receive Ultimate Parent Shares upon settlement of such Company RSU promptly after vesting (except to the extent the terms of the applicable restricted stock unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms), and (iv) the number of Ultimate Parent Shares subject to each award of Company RSUs assumed by Ultimate Parent shall be equal to the number of Shares subject to such award immediately prior to the Effective Time multiplied by a ratio where the numerator is the Merger Consideration and the denominator is the volume weighted average trading price of Ultimate Parent Shares on the New York Stock Exchange, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and not including) the Closing Date as reported by Bloomberg, L.P. (the “Exchange Ratio”), rounded down to the nearest whole share, and in any event Ultimate Parent shall convert any remaining fractional share into the right to receive cash based on the terms of Section 2.1 (except that in no event shall any vesting restrictions applicable to a Company RSU be accelerated unless so provided under the terms of such Company RSU, a Company Stock Option Plan or other Company Benefit Plan, or as provided on Section 2.4(c) of the Company Disclosure Schedule).

(d)              Treatment of Vested Company RSUs.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, each Company RSU that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting accelerated in connection with the Merger) will be cancelled in exchange for the right to receive a payment (without interest, and subject to deduction for any required withholding Tax pursuant to Section 2.2(g)) equal to the Merger Consideration with respect to such vested Company RSU (such amounts payable hereunder being referred to as the “RSU Payments”).  Any RSU Payment shall be made through the Surviving Corporation’s payroll no more than three (3) Business Days following the Effective Time; provided, however, that Ultimate Parent may, in its sole discretion, cause the Paying Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 2.4(d).

(e)               Reservation of Shares; Registration Statement.  Ultimate Parent will (i) reserve the number of Ultimate Parent Shares that will become subject to the assumed Company Options pursuant to Section 2.4(a) or assumed Company RSUs pursuant to Section 2.4(c) and (ii) issue or cause to be issued the appropriate number of Ultimate Parent Shares upon the exercise of the assumed Company Options or settlement of assumed Company RSUs.  No later than the Effective Time, Ultimate Parent will prepare and file with the Securities Exchange Commission (the “SEC”) a registration statement on Form S-8 (or other appropriate form) registering a number of Ultimate Parent Shares necessary to fulfill Ultimate Parent’s obligations under this Agreement.  Ultimate Parent will use the same level of efforts Ultimate Parent uses to maintain the effectiveness of its other registration statements on Form S-8 to maintain the effectiveness of such registration statement for so long as any assumed Company Options or assumed Company RSUs remain outstanding.

(f)                Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.4, including delivering all required notices (which notices shall have been approved by Ultimate Parent, in its reasonable discretion) to each holder of Company Options and Company RSUs setting forth each holder’s rights pursuant to the respective Company Stock Option Plan, stating that such Company Options and Company RSUs shall be treated in the manner set forth in this Section 2.4.  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Ultimate Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company Options, Company RSUs or other rights with respect to Shares except with respect to the assumed Company Options and the assumed Company RSUs.

(g)               Company ESPP.  The Company shall take all actions necessary such that any current offering period as of the date of this Agreement shall be the final offering period under the Company ESPP.  In addition, effective as of the date of this Agreement, the Company shall have taken all actions necessary such that (i) no new participant shall be permitted to join any current offering period in progress under the Company ESPP and (ii) no participant in the Company ESPP with respect to any current offering period shall be permitted to increase his or her contributions or the amount of withholding elections with respect to any current offering period.  Unless it has earlier terminated, the Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to the Effective Time.  Prior to the Effective Time, the Company shall shorten the duration of any then-current offering period under the Company ESPP and purchase any Shares with all amounts withheld by the Company on behalf of the participants in the Company ESPP as of such date.  Any Shares so purchased shall be treated in accordance with Section 2.1 above.  All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Shares at or prior to the Effective Time will be returned to the participants without interest and subject to deduction for any required withholding Tax pursuant to the terms of the Company ESPP upon the termination of the Company ESPP.  The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.4(g) including making any determinations and/or resolutions of the Company Board or a committee thereof and delivering all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each Company ESPP participant.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed since January 1, 2014 and publicly available on the SEC’s Electronic Data Analysis and Retrieval System prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (B) excluding disclosures in the “Risk Factors” and “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature; provided, however, that for purposes of this clause (i), nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.9, Section 3.22, Section 3.24, Section 3.29 and Section 3.30) or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation and warranty to which the relevance of such information is readily apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1                               Organization and Qualification; Subsidiaries.

(a)              The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.

(b)              The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Each Subsidiary of the Company (each, a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Each Company Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)               The Company has made available to Parent and Merger Sub accurate and complete copies of the currently effective Amended and Restated Articles of Incorporation of the Company (as amended, the “Company Articles”) and Third Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, and each of these organizational and governing documents is in full force and effect on the date of this Agreement.  The Company is not in violation of the Company Articles or Company Bylaws, and the Company Subsidiaries are not in violation of their respective organizational or governing documents.

(d)              Section 3.1(d) of the Company Disclosure Schedule sets forth an accurate and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.

3.2                               Capitalization.

(a)              The authorized capital stock of the Company consists of (i) 100,000,000 Shares, of which, as of the close of business on July 17, 2015, there were 54,719,967 Shares issued and outstanding, (ii) 2,500,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which no shares are issued and outstanding and (iii) no shares that were held by the Company in its treasury.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No shares of capital stock of the Company are owned by any Company Subsidiary.

(b)              As of the close of business on July 17, 2015, the Company has no Shares or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 2,083,606 Shares reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans, (ii) 2,250,086 Shares reserved for issuance pursuant to Company RSUs (assuming maximum level achievement with respect to any performance conditions) and (iii) 790,828 Shares reserved for issuance pursuant to the Company ESPP.  Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list of (A) each holder of Company Options and Company RSUs (or the employee identification number of each holder who is not located in the United States), (B) the number of Company Options and Company RSUs held by such holder as of the date of this Agreement, (C) the number and class of Shares subject to each such Company Option and Company RSU (i.e., the original amount less exercises and any cancellations), (D) the exercise price of each such Company Option, (E) the name of the plan under which such Company Options and Company RSUs were granted, (F) the vesting schedule or payment schedule (if different from the vesting schedule), and (G) the expiration date of such Company Options and whether (and to what extent) the vesting of such Company Options and Company RSUs will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in connection with the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger.  All Shares reserved for issuance as noted in this subsection (b) will be, when issued in accordance with the terms thereof, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.

(c)               Except for the Shares issuable pursuant to the Company ESPP, Company Options to purchase not more than 2,083,606 Shares and 2,250,086  Shares issuable pursuant to outstanding Company RSUs (of which 1,586,204 shares are issuable pursuant to outstanding restricted stock units and 663,882 Shares are issuable pursuant to outstanding performance share units), as of July 17, 2015, there are no options, warrants, calls, conversion rights, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any Company Subsidiary or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue, acquire or sell any Shares or other Equity Interests of the Company or any Company Subsidiary or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of the Company Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  The Company has not granted any Equity Interests between July 17, 2015 and the date of this Agreement, other than Shares issued pursuant to the exercise of Company Options and the vesting of Company RSUs outstanding as of July 17, 2015 in accordance with the terms of such outstanding Company Options and Company RSUs in effect on July 17, 2015.

(d)              There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any Shares or other Equity Interests in the Company or any Company Subsidiary.

(e)               The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

(f)                Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company or such Company Subsidiary on any matter.

3.3                               Authority.

(a)              The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Company Shareholder Approval.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes or written consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Shareholder Approval and the filing of the Agreement of Merger with the Secretary of the State of California.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)              At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by which the Company Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in accordance with the requirements of the CGCL, and (iii) subject to the terms and conditions of this Agreement, recommended that the Company’s shareholders vote their Shares in favor of approving this Agreement and the Merger, and, as of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

3.4                               No Conflict.  None of the execution, delivery or performance of this Agreement by the Company, the consummation of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Articles or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iii) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract; or (iv) assuming that all consents from third parties to any applicable

Contracts have been obtained, and assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, constitute or result in the loss or impairment of, payment of any additional amounts with respect to, or the consent of any other Person being required in respect of, the Company’s or the Company Subsidiaries’ right to own or use any Intellectual Property Rights, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5                               Required Filings and Consents.  None of the execution, delivery or performance of this Agreement by the Company, the consummation of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing and recordation of the Agreement of Merger as required by the CGCL, (ii) the Company Shareholder Approval, (iii) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (iv) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), (v) compliance with the applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), (vi) compliance with any applicable foreign or state securities, takeover or Blue Sky Laws, (vii) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (viii) such filings as may be required under the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), and (ix) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6                               Permits; Compliance with Law.

(a)              The Company and each Company Subsidiary holds all authorizations, permits, certificates, exemptions, approvals, orders, consents, franchises, variances, exemptions and registrations of any Governmental Entity (the “Company Permits”) necessary for the operation of the Business as currently conducted, except where the failure to hold any Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each Company Subsidiary is operating in compliance with the terms of such Company Permits, except where the failure to be in compliance with such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  No suspension, modification, revocation or cancellation of any of such Company Permits is pending.

(b)              Since January 1, 2014, (i) neither the Company nor any Company Subsidiary has been in conflict with, default under or violation of, or has been to the knowledge of the Company investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or was bound, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole) and (ii) no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary has been pending or, to the knowledge of the Company, threatened, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole).  Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

(c)               None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective directors, executives, employees, or business partners (including representatives, distributors, consultants, agents, contractors and advisors) has directly or indirectly offered, paid, promised, authorized, or accepted (or attempted to pay, promise, authorize, or accept) any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977, or has otherwise violated or is in violation with the Foreign Corrupt Practices Act or any other law that prohibits bribery or corruption.  None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective directors, executives, or employees, or business partners (including representatives, distributors, consultants, agents, contractors and advisors) has directly or indirectly made or authorized (or attempted to make or authorize) or otherwise agreed to make any improper contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or pay for special concessions already obtained, or (iv) in connection with the approval or regulatory status of the Company Products or the facilities in which the Company Products are manufactured, packaged or stored, or from which the Company Products are initially distributed.  Solely for the purposes of this Section 3.6(c), “knowledge” means an awareness of the high probability of the existence of such circumstance, unless the Person actually believes that such circumstance does not exist.

3.7                               SEC Filings; Financial Statements.

(a)              Since January 1, 2014, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”).  As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or, in each case, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder.  None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.  All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents, including the related notes and schedules (collectively, the “Company Financial Statements”) (A) have been prepared in a manner consistent with the books and records of the Company and the Company Subsidiaries, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (C) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (D) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments).  Since January 3, 2015, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.  The books and records of the Company and the Company Subsidiaries that provide a basis for the financial statements of such entities, have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.

(b)              Neither the Company nor any of the Company Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company SEC Documents.

(c)               Without limiting the generality of Section 3.7(a), (i) Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2013, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has formally received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act, (iv) since January 1, 2013, to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of Company Subsidiary, and (v) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d)              As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review or investigation.  The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2014.

(e)               The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to the Company.

3.8                               Internal Controls.  The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) access to assets is permitted only in accordance with management’s general or specific authorization, and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9                               State Takeover Laws.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover Law of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective Affiliates will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

3.10                        No Undisclosed Liabilities.  Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since April 4, 2015, the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements, (c) incurred pursuant to this Agreement or in connection with the transactions contemplated hereby, or (d) any other liabilities and obligations that would not in the aggregate exceed $5,000,000, neither the Company nor any Company Subsidiary has any liabilities or obligations of a type required to be recorded or reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP.

3.11                        Absence of Certain Changes or Events.

(a)              Since January 3, 2015 until the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business.

(b)              Since January 3, 2015 until the date of this Agreement, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which has had or would reasonably be expected to have a Company Material Adverse Effect.

(c)               Since January 3, 2015 until the date of this Agreement, neither the Company or any Company Subsidiary has suffered any material loss, damage, destruction or other casualty affecting any of its material tangible properties or tangible assets, whether or not covered by insurance.

(d)              Since January 3, 2015 until the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.1(a), 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(k), 5.1(p), 5.1(q), 5.1(w) and 5.1(y) (and 5.1(bb) with respect to the foregoing subclauses).

3.12                        Employee Benefit Plans.

(a)              Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each material Company Benefit Plan and material Foreign Benefit Plan.  With respect to each such Company Benefit Plan and Foreign Benefit Plan, the Company has provided to Merger Sub complete and accurate copies of (i) each such Company Benefit Plan and Foreign Benefit Plan, including any amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, and any other material notice or description provided to retired, former or current employees, officers, consultants, independent contractors or directors of the Company or any Company Subsidiary (the “Service Providers”), (iv) the three most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the three most recent annual reports on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto, and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan and Foreign Benefit Plan, in each case, made within three years prior to the date of this Agreement.

(b)              Each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws.

(c)               Except as would not reasonably be material to the Company and the Company Subsidiaries (taken as a whole), (i) each Foreign Benefit Plan and related trust, if any, complies with and has been established, maintained and administered in compliance in all material respects with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, and (iii) no Foreign Benefit Plan has any material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.

(d)              Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption, and, except as would not reasonably be material to the Company and the Company Subsidiaries (taken as a whole) (i) none of the Company, any Company Subsidiary, any Company Benefit Plan, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code on the Company or any Company Subsidiary, and (ii) there are no pending or, to Company’s knowledge, threatened or anticipated claims by or on behalf of any Company Benefit Plan or Foreign Benefit Plan, by any current or former employee, officer, director or consultant (or beneficiary thereof) under any such plan or otherwise involving any such plan (other than routine claims for benefits).

(e)               No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

(f)                None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment prior to, on or following the Effective Time) will result in any “parachute payment” under Section 280G of the Code.

(g)               The Company does not have any liability in respect of, or obligation to provide, post-retirement health, medical, disability, life insurance benefits or other welfare benefits for Service Providers (or the spouses, dependents or beneficiaries of any Service Providers), whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law, the full cost of which is borne by the current or former Service Provider.  Each Company Stock Option Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and neither the Company nor any ERISA Affiliate is subject to any fines, penalties or loss of Tax deduction as a result of any operational failures, except, in each case, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(h)              None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment prior to, on or following the Effective Time) (i) entitle any Service Provider to any compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Foreign Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits, or (iv) otherwise give rise to any material liability under any Company Benefit Plan or Foreign Benefit Plan.

(i)                  No Company Benefit Plan or other agreement or arrangement provides for any gross-up, indemnification, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(j)                 Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been operated and maintained in material compliance with Section 409A of the Code and the guidance issued thereunder.

3.13                        Labor and Other Employment Matters.

(a)              The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours.

(b)              The Company is not and has not been a party to any collective bargaining, employee association or works council or similar Contract, and there are not any pending or, to the knowledge of the Company, threatened union, employee association or works council organizing activities concerning any Service Provider.  For the past three years, there have been no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of the Company, threatened, against the Company.  There is no unfair labor practice charge against the Company or any of the Company Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority and there is no pending or, to the knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

(c)               During the preceding three years, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.  Except as would not reasonably be material to the Company and the Company Subsidiaries (taken as a whole), each Person employed by the Company was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no Person treated as an independent contractor or consultant by the Company should have been properly classified as an employee under applicable Law.

3.14                        Contracts.

(a)              Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company or any Company Subsidiary is a party to or bound by which falls within any of the following categories:

i.                                          any Contract that (A) limits or restricts in any material respect the Company or any Affiliate of the Company from competing or engaging in any line of business or in any geographic area in any material respect, (B) restricts the right of the Company or any Affiliate of the Company in any material respect to sell or purchase from any Person, or (C) grants the other party or third Person “most favored” nation status or any similar type of special discount rights with respect to pricing, other than, in each case, Contracts with distributors of the Company or any Company Subsidiary listed on Section 3.14(a)(i) of the Company Disclosure Schedule;

ii.                                       any Contract that by its terms limits the payment of dividends or other distributions to shareholders by the Company or any Company Subsidiary;

iii.                                    any Contract relating to indebtedness for borrowed money or any financial guaranty in excess of $2,500,000 individually;

iv.                                   any material lease, sublease or other Contract with respect to the Leased Real Property;

v.                                      any Contract with any customers or licensees of, or suppliers to, the Company or any Company Subsidiary which involved payments to or from the Company or any Company Subsidiary in the most recent 12-month period in excess of $5,000,000;

vi.                                   any Contract not disclosed pursuant to the other subsections of this Section 3.14(a) that by its terms is reasonably expected to result in minimum payments by the Company or any Company Subsidiary under such Contract of more than $5,000,000 in the 12-month period following the date of this Agreement;

vii.                                any Contract evidencing a partnership, joint venture or other similar arrangement involving a sharing with any third party of profits, losses, costs or liabilities that is material to the Company and the Company Subsidiaries taken as a whole;

viii.                             any Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of 5% or more of any class of capital stock of the Company (other than the Company) or any affiliate of the foregoing, on the other hand, other than employment, severance, change in control, indemnification, stock option, restricted stock unit, performance share unit or similar Contracts entered into in the ordinary course of business;

ix.                                   any Contract relating to an acquisition, divestiture, merger or similar transaction that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

x.                                      any Contract that is a license or other Contract pursuant to which the Company or any of the Company Subsidiaries has licensed or otherwise granted rights in or to any of the Material Intellectual Property to any Person (including a covenant not to sue agreement or co-existence agreement) or any Person has licensed or sublicensed to the Company or any of the Company Subsidiaries, or otherwise authorized the Company or any of the Company Subsidiaries to use, any third-party Intellectual Property Rights that are material to the business of the Company and the Company Subsidiaries taken as a whole (including a covenant not to sue agreement or co-existence agreement, but excluding any Contract that is a non-exclusive license of standard, unmodified, off-the-shelf Software in object code form solely for internal use and that is commercially available on standard terms from third-party vendors (e.g., Microsoft Windows));

xi.                                   any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a current report on Form 8-K;

xii.                                any agreements with group purchasing organizations (GPOs) or integrated delivery networks (IDNs);

xiii.                             any agreement with a third-party physician in the physician’s capacity as such, that involves payments in excess of $500,000 per annum; and

xiv.                            any other Contract which by its terms would prohibit the consummation of the Merger or any other transaction contemplated by this Agreement.

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.”  Accurate and complete copies of each Company Material Contract, including all amendments thereto, have been made available by the Company to Parent, or publicly filed with the SEC in unredacted form, in each case prior to the date of this Agreement.

(b)              (i) Each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought; (ii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract; and (iii) none of the Company or any Company Subsidiary has received written notice of any material violation or material default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a material violation of or material default under) any Company Material Contract.

3.15                        Litigation.

(a)              There is no civil, criminal or administrative suit, claim, action, hearing, arbitration or other proceeding (a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any of their respective officers, directors or employees in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $1,000,000 or (ii) seeks injunctive or other non-monetary relief.

(b)              Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, award, decree, ruling or determination of any Governmental Entity (each, an “Order”) that, individually or in the aggregate, has had or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  There is no Proceeding pending or, to the knowledge of the Company, threatened, seeking to prevent, adversely modify, or materially delay or challenge the consummation of the Merger or performance by the Company of any of its material obligations under this Agreement.

3.16                        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)              Each of the Company and the Company Subsidiaries is now and since January 1, 2014 has been in compliance with all applicable Environmental Laws.  The Company has obtained, or has made timely and complete application for renewal of, and is in compliance with, all Environmental Permits necessary for the conduct and operation of the Business as now being conducted.

(b)              There are not now, and since January 1, 2014 there have not been, any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company and the Company Subsidiaries or any property previously owned, leased or operated by the

Company and the Company Subsidiaries at the time the Company or the Company Subsidiaries, as applicable, owned, leased or operated said property, except in compliance with, and as would not result in material liability under, any applicable Environmental Laws.

(c)               Since January 1, 2014, the Company and the Company Subsidiaries have not received any notice of alleged liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law.

(d)              The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments, and other material environmental information in its possession relating to the Company, the Company Subsidiaries and their current or former properties or operations.

3.17                        Intellectual Property.

(a)              General.  Section 3.17(a)(i)-(iv) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of all Intellectual Property Rights that are registered or for which an application for registration is currently pending with a Governmental Entity (or, in the case of Internet domain names, are registered with a domain name registrar) and that are owned by the Company or any Company Subsidiary (the “Registered Intellectual Property”): (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the respective jurisdiction where filed, the date filed or issued, and the present status thereof; (ii) for each trademark, trade name or service mark that is registered, for which a pending application for registration has been filed, the application serial number or registration number, the jurisdiction where filed, the date filed or granted, and the class of goods covered, in each case, if applicable; (iii) for any URL or Internet domain name, the registration date, any renewal date and name of the Internet domain name registrar; and (iv) for each copyrighted work for which a registration has been filed, the registration number, date of registration and the jurisdiction in which the copyright has been filed.  Section 3.17(a)(v) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of all material licenses or covenants not to sue granted to the Company or any of the Company Subsidiaries under or with respect to Intellectual Property Rights owned by a third party that (A) claim or cover the Company Products, (B) are incorporated in or necessary for the design, manufacture, use, distribution or sale of the Company Products, or are otherwise material to the business of the Company and the Company Subsidiaries taken as a whole (“Licensed Intellectual Property”), other than standard, unmodified, off-the-shelf Software that is licensed in object code form on non-exclusive basis solely for internal use license and that is commercially available on standard terms from third-party vendors (e.g., Microsoft Windows).  Section 3.17(a)(vi) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of all Contracts under which any Licensed Intellectual Property is licensed to the Company or any Company Subsidiary on an exclusive basis (collectively, “Inbound Exclusive License Agreements”).  All milestones and other conditions set forth in any Inbound Exclusive License Agreements that are required to be satisfied in order for the Company or such Company Subsidiary to retain any exclusive rights granted under such Inbound Exclusive License Agreements have been timely satisfied such that all such exclusive rights remain in full force and effect as of the date of this Agreement.

(b)              Sufficiency.  The Company and the Company Subsidiaries own or have valid and sufficient rights to use, in the manner currently used, all Intellectual Property Rights that claim or cover any of the Company Products, or that are incorporated in or necessary for the design, manufacture, use, distribution or sale of any of the Company Products or that are otherwise material to the business of the Company and the Company Subsidiaries taken as a whole (collectively referred to herein as the “Material Intellectual Property”).  The Material Intellectual Property constitutes all material Intellectual Property Rights necessary for the conduct of the Business as presently conducted, including for the design, manufacture, use, distribution and sale of the Company Products.  Nothing in this subsection (b) shall be deemed a representation or warranty of non-infringement of third party Intellectual Property Rights.

(c)               Ownership; Validity and Enforceability.  The Company or each Company Subsidiary exclusively owns the Registered Intellectual Property and all other Intellectual Property Rights purported to be owned by the Company or any Company Subsidiary, including any Intellectual Property Rights that were developed by any employees or contractors of the Company or any Company Subsidiaries for the Company or such Company Subsidiary (collectively, “Owned Intellectual Property”), free and clear of Liens (other than Permitted Liens).  The Registered Intellectual Property owned by the Company or any of the Company Subsidiaries and, to knowledge of the Company, all issued patents, registered copyrights and registered trademarks exclusively licensed to the Company or any of the Company Subsidiaries under any Inbound Exclusive License Agreements (“Exclusively Licensed Registered Intellectual Property”) are subsisting.  To the knowledge of the Company, the Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) and the Exclusively Licensed Registered Intellectual Property are valid and enforceable.  To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the material Registered Intellectual Property (including any of the foregoing that covers or claims any Company Product), and all filing, examination, issuance, post registration and maintenance fees, annuities and the like that have come due and are required to maintain, preserve or renew any such material Registered Intellectual Property have been timely paid.  With respect to the material Registered Intellectual Property to the Company or any of the Company Subsidiaries, there are no filings, payments or other actions that were required to have been or are required to be made or taken by January 31, 2016, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of complying with legal requirements to obtain, maintain, preserve or renew any such Registered Intellectual Property.

(d)              Absence of Claims; Non-infringement.  No Proceedings have been instituted in the last three years or are pending, or to the knowledge of the Company are threatened against, the Company or any Company Subsidiary, that challenge the Company’s or any Company Subsidiary’s ownership of any Owned Intellectual Property or right to use any Licensed Intellectual Property.  To the knowledge of the Company, no Proceeding, including any interference, opposition, reissue, reexamination, derivation, post-grant or other similar Proceeding, is or has been pending or threatened, in which the scope, validity or enforceability of any of the Owned Intellectual Property is being or has been contested or challenged.  Since January 1, 2013, the Company has not received any written notice alleging the invalidity or unenforceability of any Owned Intellectual Property (excluding, for clarity, all correspondence with patent authorities with respect to ordinary course patent prosecution activities), or any written notice (including through letters offering to provide a license) alleging infringement of any other Person’s Intellectual Property Rights or any misappropriation of any other Person’s Trade Secrets by the Company or any of its Subsidiaries, including in connection with research, development, manufacture, use, distribution or sale of any Company Product.  Since January 1, 2013, no Person has notified the Company that it is claiming any ownership of or right to use any material Owned Intellectual Property.  The Owned Intellectual Property is not subject to any outstanding Order of an arbitrator or court or other Governmental Entity affecting adversely the rights of the Company or any Company Subsidiary with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution).  As of the date of this Agreement, to the knowledge of the Company, (i) the development, manufacture, sale, distribution or use by the Company or any Company Subsidiaries of any

Company Products and (ii) during the last five years the provision of any material services by the Company or any Company Subsidiaries, and all of the other material activities or operations of the Company or any of the Company Subsidiaries, have not infringed upon, misappropriated or violated, and do not and, in the case of Company’s HeartMate PHP (Percutaneous Heart Pump) product, will not (based on its existing specifications) upon commercial release in each country in the European Union and the United States, infringe upon, misappropriate or violate any valid and enforceable Intellectual Property Rights of any third party.

(e)               Licenses to Third Parties.  Section 3.17(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which any Person has been granted any exclusive license under, or otherwise has received or acquired any exclusive right to use (whether or not currently exercisable), any Owned Intellectual Property.  Neither the Company nor any Company Subsidiary is bound by, and no Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert or enforce any of the Owned Intellectual Property anywhere in the world, other than non-exclusive licenses granted in the ordinary course of business.

(f)                Protection of Intellectual Property Rights.  All of the registrations and pending applications with or to governmental or regulatory bodies with respect to the material Owned Intellectual Property have been timely and duly filed, and prosecution of such applications has been diligently conducted, except in each case as the Company or a Company Subsidiary has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.  The Company and each Company Subsidiary has taken reasonable steps (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with its assets or the Business) to safeguard and maintain the secrecy and confidentiality of Trade Secrets that are material to the Business. All current and former employees, consultants and contractors of the Company or any Company Subsidiary who have participated in the development of any Intellectual Property Rights for the Company or any Company Subsidiaries or who have had access to any confidential information of the Company or any of the Company Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, except where the failure to have executed and delivered any such agreements would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

(g)               Software.  The Company and each of the Company Subsidiaries has used commercially reasonable efforts to prevent the introduction into any material Software owned by the Company or the Company Subsidiaries, and to the knowledge of the Company, such Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.  The Company and the Company Subsidiaries are in compliance with all obligations applicable to any “open source” or similar software used by the Company or any Company Subsidiaries in the Business, excluding any such software that is embedded in proprietary software licensed from a third party, except as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

(h)              No funding, facilities or personnel of any Governmental Entity were used by the Company or any Company Subsidiary to develop any material Registered Intellectual Property owned by the Company or any of Company Subsidiaries (including any of the foregoing that covers or claims any Company Product).

(i)                  Data Privacy.  The Company and each of the Company Subsidiaries maintain and use reasonable efforts to enforce policies and procedures regarding data security, privacy, data transfer and the use of data that enable the Company and the Company Subsidiaries to comply with all applicable Laws, except where the failure to maintain and be in compliance with such policies would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole).

(j)                 IT Systems.  To the knowledge of the Company, since January 1, 2014, no Person has gained unauthorized access to any of the computer systems, networks or data used by the Company or any of the Company Subsidiaries that would compromise or impair to any material degree the value or confidentiality of such computer systems, networks or data or that would necessitate that the Company or any Company Subsidiary notify a third Person of such unauthorized access.

3.18                        Tax Matters.

(a)              Tax Returns.  The Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) with the appropriate Governmental Entity all income, franchise and other material Tax Returns required to have been filed by or with respect to the Company or any Company Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects.  No claim has been made in the past three years in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(b)              Payment of Taxes.  All material Taxes of the Company and each Company Subsidiary required to be paid (whether or not shown on any Tax Return) have been timely paid.  Since January 3, 2015, the Company and the Company Subsidiaries have not incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business.

(c)               Audits, Investigations or Claims.  No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any of the Company and the Company Subsidiaries by any Governmental Entity.  Neither the Company nor any of the Company Subsidiaries (i) is the subject of any Tax audit, examination or other Proceeding involving a Governmental Entity with respect to material Taxes, or has received written notice of any request for such an audit, examination or Proceeding that has not been fully resolved with all amounts due as a result thereof fully reflected in the Company SEC Documents or (ii) has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency or the collection of any material Taxes, which waiver or extension is currently in effect.

(d)              Tax Sharing Agreements.  Neither the Company nor any Company Subsidiary has any liability under or is a party to any written agreement for the sharing, indemnification or allocation of Taxes (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which do not relate to Taxes) or is a party to any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or any other written contract with any Taxing Authority related to Taxes that could reasonably be expected to materially affect the liability of the Company or any Company Subsidiary for Taxes after January 3, 2015, or, with respect to the periods reflected in the Company SEC Documents, beyond the amounts already reflected with respect to such Taxes in such Company SEC Documents.

(e)               Third Party Liability; Consolidated and Other Groups.  None of the Company or any Company Subsidiary has any material liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor, by Contract or otherwise.  Neither the Company nor any Company Subsidiary has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or other comparable group for state, local or foreign Tax purposes filing a combined, consolidated or unitary Tax Return, which group included any Person other than the Company or Company Subsidiary.

(f)                Items Relating to Periods Ending After the Closing Date.  Other than in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for Tax purposes (including by reason of Section 481 of the Code (or any similar provision of state, local or foreign Tax Law)) filed or requested by the Company, a Company Subsidiary or a Governmental Entity prior to the Closing Date, (ii) an installment sale or open transaction made or entered into prior to the Closing Date, (iii) any prepaid amount received by the Company or any Company Subsidiary prior to the Closing Date, (iv) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law), made prior to the Closing Date, or (v) a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into prior to the Closing Date.

(g)               Liens for Taxes.  There are no material Liens on the assets of the Company or any Company Subsidiary for Taxes, other than Permitted Liens.

(h)              Withholding.  Each of the Company and the Company Subsidiaries has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(i)                  Spin-Offs.  Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a transaction intended to qualify under Section 355 of the Code within the past two years.

(j)                 Tax Rulings, Holidays and Other Agreements.  To the knowledge of the Company, there is no material risk that any material Tax ruling, Tax holiday or other agreement with any Government Entity with respect to Taxes will expire, be revoked or otherwise terminate solely as a result of the Merger (and not, for the avoidance of doubt, as a result of any action taken by Parent or its Affiliates after the Closing).  Neither the Company nor any Company Subsidiary currently has outstanding any requests for Tax rulings, Tax holidays or other agreements with any Governmental Entity with respect to material Taxes.

(k)              Listed Transactions.  Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l)                  To the extent a breach or inaccuracy of the representations in this Section 3.18 could result in a liability to the Company or a Company Subsidiary, references to the Company or any Company Subsidiary shall include references to any Person for whose Taxes the Company or such Company Subsidiary is liable as a transferee or successor under applicable Law.

3.19                        Insurance.  The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries.  The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”).  Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies.  Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

3.20                        Properties and Assets.  (i) The Company or the Company Subsidiaries, as the case may be, have valid and subsisting ownership interests in all of the material tangible personal property reflected in the latest balance sheet included in the Company SEC Reports prior to the date of this Agreement as being owned by the Company or any Company Subsidiaries or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (ii) the tangible personal property owned by the Company or the Company Subsidiaries is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

3.21                        Real Property.

(a)              Section 3.21(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased or subleased by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof.  The Company and each Company Subsidiary have a valid and subsisting leasehold interest in all Leased Real Property leased by them, in each case free and clear of all Liens, other than Permitted Liens.

(b)              Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries owns any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

(c)               Neither the Company nor any Company Subsidiary has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Leased Real Property.

3.22                        Opinion of Financial Advisors.

(a)              The Company Board has received the opinion of Guggenheim Securities, LLC (“Guggenheim”) to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view, a signed true and complete copy of which has been or will promptly be provided to Parent.

(b)              The Company Board has received the opinion of Centerview Partners LLC (“Centerview”) to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration consisting of $63.50 per Share to be paid to the holders of Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares and any Shares held by any Affiliate of Parent, Merger Sub or Ultimate Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, a signed true and complete copy of which has been or will promptly be provided to Parent.

3.23                        Company Shareholder Approval.  The affirmative vote or written consent of the holders of Shares representing a majority of the voting power of the outstanding Shares entitled to vote thereon is the only vote required of the holders of any class of capital stock of the Company to approve this Agreement and the Merger (the “Company Shareholder Approval”).

3.24                        Brokers.  Except for the Company’s obligations to Guggenheim and Centerview, neither the Company nor any shareholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.  The Company has heretofore made available to Parent accurate and complete copies of all agreements between the Company and Guggenheim and Centerview respectively, pursuant to which such firm would be entitled to any payment, commission, fees or expenses in connection with the Merger or any other transactions contemplated by this Agreement.

3.25                        Related Party Transactions.  No holder of 5% or more of the Shares or any director, officer, or affiliate of the Company or any Company Subsidiary, or any immediate family member of any of the foregoing (each, a “Related Party”) is a party to any Contract with or binding upon the Company or any Company Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last 12 months or that has continuing obligations, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an “Affiliate Transaction”), except for employment or compensation agreements or arrangements with directors and officers of the Company and the Company Subsidiaries disclosed in the Company’s SEC filings prior to the date of this Agreement.

3.26                        Certain Regulatory Matters.

(a)              Each of the Company and the Company Subsidiaries holds, and is operating in compliance with, all material Company Permits of the U.S. Food and Drug Administration (the “FDA”) and comparable foreign Governmental Entities required for the conduct of its respective business as currently conducted (collectively, the “FDA Permits”), including, but not limited to, pre-market notifications under section 510(k) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 360(k)) (“510(k)’s”) and pre-market approval applications approved in accordance with 21 U.S.C. § 360(e) (“PMA’s”), and all such FDA Permits are in full force and effect.  All of the 510(k)’s and PMA’s for the Company Products are exclusively owned by the Company or one of the Company Subsidiaries, and to the Company’s knowledge, the FDA has not threatened in writing to suspend or revoke any such 510(k)’s or PMA’s, or change the marketing classification or labeling of any such products.  To the knowledge of the Company, the manufacture, distribution, and marketing of Company Products (including components thereof) is in compliance with all FDA Permits, except where the failure to comply would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole).

(b)              Since January 1, 2014, each of the Company and the Company Subsidiaries has operated and currently is in compliance in all material respects with applicable (i) Laws administered or enforced by the FDA; (ii) Laws relating to the Medicare and Medicaid programs, any other federal healthcare programs, any state healthcare or health insurance programs; (iii) Laws relating to healthcare fraud and abuse, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (iv) Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (v) any other Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (vi) federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar state gift and disclosure laws; and (vii) Laws relating to health information privacy, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009.  To the knowledge of the Company, since January 1, 2014, there has been no false or misleading information or significant omission in any applications, submissions, or reports submitted by the Company to any Governmental Entity, including the FDA, in violation of any applicable Law, except where such information or omission would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole).

(c)               Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has received any written notice from the FDA alleging that any operation or activity of the Company or any Company Subsidiary is in material violation of any applicable Law, nor received any “warning letters,” “untitled letters,” or similar communications from the FDA or comparable Governmental Entity.  Since January 1, 2014, there have been no recalls, detentions, withdrawals, seizures, field notifications or corrections, field alerts, or termination or suspension of manufacturing requested or, to the Company’s knowledge, threatened relating to the Company or the Company Subsidiaries.

(d)              The clinical, pre-clinical and other studies and tests conducted by, or, to the knowledge of the Company, on behalf of or sponsored by the Company or any Company Subsidiary were since January 1, 2014 and, if still pending, are being conducted in all material respect in accordance with applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812.  Since January 1, 2014, no investigational device exemption filed by or on behalf of the Company or any Company Subsidiary with the FDA has been terminated or suspended by the FDA, and the FDA has not commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any Company Subsidiary.  There have been no material adverse events or developments in connection with any clinical, pre-clinical or other studies or tests conducted by, or, to the knowledge of the Company, on behalf of or sponsored by the Company since January 1, 2014 that would reasonably be expected to (i) impact any Governmental Entity’s approval of a Company Product, or (ii) jeopardize the continuation of such studies or tests.

(e)               There is no pending or, to the knowledge of the Company, threatened investigation in respect of the Company, any of the Company Subsidiaries, or to the knowledge of the Company, any of the Company directors, officers, and employees, or any Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  None of the Company, the Company Subsidiaries nor, to the knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar Law.  As of the date of this Agreement, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective officers, employees or agents.  Neither the Company nor the Company Subsidiaries (i) is a party to a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General, or (ii) has had any reporting obligations pursuant to any settlement, deferred prosecution, consent decree, or any other agreement entered into with any Governmental Entity.

3.27                        Products.  Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any distributor of the Company or any Company Subsidiary, has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services, in each case that would result in liability to the Company and the Company Subsidiaries materially in excess of the warranty reserve reflected on the Company’s balance sheet as of April 4, 2015.

3.28                        Suppliers.  To the knowledge of the Company, none of the top 20 suppliers of the Company and the Company Subsidiaries (as measured by the aggregate amounts paid by the Company and Company Subsidiaries during the 12-month period ended January 3, 2015) (the “Top Suppliers”) has notified the Company or any Company Subsidiary in writing, or to the knowledge of the Company, otherwise, that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or the Company Subsidiaries.  Since January 3, 2015, there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier.

3.29                        No Rights Plan.  There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

3.30                        Certain Information.  The Proxy Statement will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.  For purposes of this Agreement, the letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, if any, to be distributed to shareholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement.”

3.31                        No Other Representations or Warranties.  Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company and Company Subsidiaries acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or with respect to any other information provided or made available to the Company or Company Subsidiaries by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Company,

Company Subsidiaries or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation and warranty to which the relevance of such information is readily apparent on its face), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1                               Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.  Parent has all requisite corporate power and authority, and Merger Sub has all requisite corporate power and authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted.  Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (or similar concept under applicable Law), individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2                               Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement and the Merger by Parent as the sole shareholder of Merger Sub.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

4.3                               No Conflict.  None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws or similar organizational and governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any

Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to any Contract to which Parent, Merger Sub or any Parent Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4                               Required Filings and Consents.  None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Agreement of Merger as required by the CGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) compliance with the applicable requirements of the Securities Act, (e) compliance with any applicable foreign or state securities or Blue Sky Laws, (f) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (g) such filings as may be required under the rules and regulations of NASDAQ, (h) consents required pursuant to the Debt Financing, and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.5                               Litigation.

(a)              There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or challenges the validity of the Merger.

(b)              Neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6                               Ownership of Shares.  Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any options, warrants or other rights to acquire Shares or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

4.7                               Financial Capability.  At the Closing, Parent and Merger Sub will have sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and to perform their respective obligations under this Agreement.  Ultimate Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter.  The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement.  Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the transactions contemplated by the Debt Commitment Letter, other than as set forth in the Debt Commitment Letter and the fee letters related thereto, in each case that would impose additional, or make more burdensome any existing, conditions precedent related to the funding of the full amount of the Debt Financing other than the Financing Conditions.  The proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be loaned by Ultimate Parent to Parent, and, together with other financial resources of Ultimate Parent, Parent and Merger Sub (including cash, cash equivalents and marketable securities of Ultimate Parent, Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date), will be sufficient to consummate the transactions contemplated hereby, including the payment of the aggregate Merger Consideration, Option Payments and RSU Payments to which holders of Shares, Company Options and Company RSUs, respectively, will be entitled at the Effective Time pursuant to this Agreement.  As of the date of this Agreement, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect.  As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Ultimate Parent and, to the knowledge of Parent, each other party thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and provides for the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions.  Ultimate Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing.  As of the date of this Agreement, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Ultimate Parent or any other party thereto under any term of the Debt Commitment Letter.  As of the date of this Agreement, subject to the satisfaction of the conditions contained in Sections 6.1 and 6.2 and assuming the accuracy of the Company’s representations and warranties set forth in Article 3, Parent has no reason to believe that Ultimate Parent or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter to be satisfied by it.  There are no conditions precedent related to the funding of the full amount of the Debt Financing, other than the Financing Conditions.  The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the Financing Conditions contained in the Debt Commitment Letter.  Parent understands and acknowledges that under the terms of this Agreement, the obligations of Parent and Merger Sub to consummate the Merger are not in any way contingent upon or otherwise subject to the consummation by Parent, Ultimate Parent or Merger Sub of any financing arrangements, the obtaining by Parent, Ultimate Parent or Merger Sub of any financing (other than financing to be obtained by Parent from Ultimate Parent and by Merger Sub from Parent) or the availability, grant, provision or extension of any financing to Parent, Ultimate Parent or Merger Sub.

4.8                               Ownership of Merger Sub; No Prior Activities.

(a)              Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)              Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9                               Brokers.  Except for Ultimate Parent’s obligations to Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither Parent, Merger Sub nor any of their respective shareholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

4.10                        Certain Information.  The information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not, at the time it is first published, distributed or disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement by the Company.

4.11                        No Other Representations or Warranties.  Except for the representations and warranties contained in Article 3 and Section 5.9(c) of this Agreement, and the representations and warranties of the Company shareholders set forth in the Voting Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries nor any Representative of the Company or any of its Subsidiaries makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any Company Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of any of the Company or any Company Subsidiaries in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

5.1                               Conduct of Business by the Company Pending the Closing.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as specifically required or permitted by any other provision of this Agreement (including Section 5.3(a)) or as required by applicable Law, unless Parent will otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, conduct its operations in the ordinary course of business and consistent with past practice and use commercially reasonable efforts to preserve substantially intact its business organization.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as specifically required or permitted by any other provision of this Agreement (including Section 5.3(a)) or as required by applicable Law, the Company will not, and will not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent, other than in the case of subclauses (a), (b), (f), (g), (j), (k), (m) or (w), will not be unreasonably withheld, delayed or conditioned):

(a)              amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents, other than the organizational documents of non-material Company Subsidiaries;

(b)              issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant, transfer or other encumbrance or subjection to any Lien of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, other than: (i) the issuance of Shares upon the vesting of Company RSUs or the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms; (ii) the award to new hires or in connection with promotions made in the ordinary course of business of Company Options or Company RSUs pursuant to the Company Stock Option Plans not to exceed 75,000 Shares (and up to an additional 75,000 Shares if consented to by Parent) in the aggregate upon the vesting of such Company RSUs or the exercise of such Company Options or (iii) distributions of Shares under the Company ESPP in accordance with its terms on the date of this Agreement and in accordance with Section 2.4(g) of this Agreement;

(c)               directly or indirectly sell, pledge, transfer, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of in whole or in part any material property, assets or rights or any interest therein of the Company or any Company Subsidiary, except (i) pursuant to any Company Material Contract in effect prior to the date of this Agreement, (ii) the sale, purchase or licensing of inventory, raw materials, equipment, goods or other supplies in the ordinary course of business consistent with past practice, or (iii) licenses of Intellectual Property Rights to third parties not restricted by Section 5.1(d);

(d)              sell, pledge, dispose of, transfer or encumber any material Owned Intellectual Property to any third party, enter into any portfolio-wide patent cross-license or covenant not to sue agreement, grant any exclusive license to any third party of any material Owned Intellectual Property or grant any other license or covenant not to sue to any third party under or with respect to material Owned Intellectual Property outside the ordinary course of business;

(e)               fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Registered Intellectual Property;

(f)                declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interest (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock or any other Equity Interests;

(g)               reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its Subsidiary’s capital stock, other Equity Interests or any other securities, options, warrants or rights to acquire any such shares or Equity Interests or other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

(h)              merge or consolidate, or agree to merge or consolidate, the Company or any Company Subsidiary with any Person, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(i)                  directly or indirectly acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of inventory, raw materials, equipment, goods or other supplies in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $1,000,000 or in the aggregate not in excess of $5,000,000;

(j)                 other than any intercompany arrangements between the Company and/or any of the Company Subsidiaries, incur or create any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, assume, guarantee or endorse, or otherwise become responsible for any of the foregoing obligations of any Person (other than a wholly-owned Company Subsidiary), cancel any of the foregoing owed to the Company or any Company Subsidiary, or waive, release, grant or transfer any right of material value;

(k)              make any loans, guarantees or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary) in excess of $3,000,000 in the aggregate;

(l)                  modify, terminate, cancel or amend any Company Material Contract, or cancel, modify or waive any rights thereunder, or enter into or amend any Contract that, if existing on the date of this Agreement, would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(m)          make, authorize or commit to any capital expenditure in excess of the Company’s capital expenditure budget set forth in Section 5.1(m) of the Company Disclosure Schedule, other than capital expenditures that individually are not in excess of $500,000 and are not, in the aggregate, in excess of $2,500,000;

(n)              except (i) for increases or grants or agreements to provide an increase in compensation, bonus or benefits in the ordinary course consistent with past practice that does not exceed 4% of the existing such compensation, bonus or benefit, (ii) pursuant to written Company Benefits Plans or Foreign Benefit Plans in place on the date of this Agreement or (iii) applicable Law, (A) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, other than increases or grants to new hire employees or in connection with promotions in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, officer, employee or independent contractor any additional severance, change in control or termination pay, or modifications thereto or increases therein, (C) adopt or enter into any collective bargaining agreement or other labor union contract, (D) take any action to accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment, of any Company Option or Company RSU, or otherwise amend or modify any Company Option or Company RSU, except as contemplated by this Agreement, or (E) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Benefit Plan or Foreign Benefit Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than arrangements with new hire employees or in connection with promotions in the ordinary course of business consistent with past practice;

(o)              forgive any loans to Service Providers or any of their respective affiliates;

(p)              make any material change in its financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q)              commence, compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary;

(r)                 (i) make, change or revoke any material Tax election; (ii) settle or compromise any material claim or liability for Taxes; (iii) change (or make a request to any Governmental Entity to change) any material aspect of its method of accounting for Tax purposes or material Tax procedures or policies, other than as required by applicable Law or a Governmental Entity; (iv) file any material amendment to a Tax Return; (v) surrender any claim for a refund of a material amount of Taxes; (vi) file any federal income or California, Illinois, Minnesota, New York, Pennsylvania and Massachusetts  state income Tax Returns in a manner inconsistent with past practices; or (vii) destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open;

(s)                change the fiscal year of the Company;

(t)                 write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $5,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(u)              (i) hire employees at, or promote employees to, the vice-president level or higher, other than (A) the hiring of a new Vice President of Marketing or (B) as replacements for employees in such positions who terminate employment after the date of this Agreement, or (ii) other than in the ordinary course of business consistent with past practice, any other employees; provided, that, with respect to subclauses (A) and (B), the Company shall provide Parent with notice and consult with Parent in good faith prior to taking such actions;

(v)              terminate any employees at the vice-president level or higher of the Company, other than (i) in the ordinary course of business consistent with past practice or (ii) for cause or poor performance (documented in accordance with the Company’s past practices);

(w)            enter into any new line of business outside of its existing businesses;

(x)              commence any clinical trials or patient registries with a budget of $1,000,000 or higher other than those listed on Section 5.1(x) of the Company Disclosure Schedule;

(y)              make a material change in the standard warranty policies for products sold by the Company;

(z)               enter into, renew, or amend any distribution agreements not terminable by the Company or the Company’s Subsidiaries on 90 days’ notice without penalty;

(aa)       enter into any Affiliate Transaction; or

(bb)       authorize or enter into any Contract or otherwise make any commitment, resolve or agree, in each case, to do any of the foregoing in clauses (a) through (aa).

5.2                               Access to Information; Confidentiality.

(a)              (A) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and (B) except as would result in the loss or waiver of any attorney-client, work product or other applicable privilege or would result in the violation of applicable Law, from the date of this Agreement to the Effective Time, the Company will, and will cause each Company Subsidiary and each of its and their respective directors, officers, employees, investment bankers, accountants, consultants, legal counsel, financial advisors, other advisors, agents and other representatives, (collectively, “Representatives” and, with respect to the Company and the Company Subsidiaries, the “Company Representatives”) to:  (i) provide to Parent and Merger Sub and their respective Representatives (the “Parent Representatives”) reasonable access at reasonable times during normal operating hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, Taxes (including Tax Returns), personnel and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request, including responding to reasonable requests for information, including requests for information on any change, condition, or event that renders or would reasonably be expected to render any representation or warranty of the Company set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect; provided, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement; provided, further, that any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company (including the activities of the Company pursuant to Section 5.3(a)).  The information referred to in the previous sentence shall be subject to the Confidentiality Agreement, dated June 18, 2015, by and between the Company and the Ultimate Parent (the “Confidentiality Agreement”); provided, however, that the exception in subclause (A) shall only apply prior to the No-Shop Period Start Date (or if there is an Excluded Party that remains active at such date, prior to the Excluded Party Cutoff Date).

(b)              Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.  Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.3                               Go-Shop; Acquisition Proposals.

(a)              Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on August 20, 2015, the Company and the Company Representatives will be permitted to, directly and indirectly: (i) take any action to solicit, initiate, seek, encourage or facilitate (whether publicly or otherwise) any inquiry, expression of interest, proposal or offer with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, including by way of providing access to non-public information but only pursuant to one or more Acceptable Confidentiality Agreements and (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal; provided, that the Company will (A) provide Parent a copy (with the name and other identifying information of the third party redacted) of each confidentiality agreement the Company has executed in accordance with this Section 5.3(a)and (B)

promptly (and in any event within 24 hours) provide to Parent any  non-public information concerning the Company and the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or the Parent Representatives.

(b)              Except as otherwise permitted by this Section 5.3, the Company will, and it will cause the Company Representatives to:

i.                                          from 12:00 a.m. (New York City time) on August 21, 2015 (the “No-Shop Period Start Date”), (A) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons (other than any Excluded Party) that may be ongoing with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) take the necessary steps to promptly inform such Persons of the obligations set forth in this Section 5.3(b), (C) promptly instruct each Person that has received non-public information in connection with such Person’s consideration of an Acquisition Proposal (other than any Excluded Party) to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company or any Company Subsidiary and (D) except as provided below and in the definition of “Acceptable Confidentiality Agreement” with respect to the Confidentiality Agreement, not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (1) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board in compliance with this Section 5.3 and (2) would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; and provided, further, that if the Company terminates, waives, amends, releases or modifies any provision of any such confidentiality or standstill agreement, the Confidentiality Agreement shall automatically, without any further action on behalf of Ultimate Parent or the Company, concurrently with such action, be terminated, waived, amended, released or modified to the same degree as such third-party confidentiality or standstill agreement); and

ii.                                       from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, not, directly or indirectly: (A) solicit, initiate, endorse, seek or knowingly encourage or facilitate or take any action to solicit, initiate, endorse or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer with respect to or that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Ultimate Parent, Parent or Merger Sub, (C) furnish to any Person other than Ultimate Parent, Parent or Merger Sub any non-public information that the Company believes or should reasonably expect would be used for the purposes of formulating any Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) (each, an “Alternative Acquisition Agreement”), (E) submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of the Company or (F) resolve or agree to do any of the foregoing.

iii.                                    Notwithstanding the commencement of the obligations of the Company under this Section 5.3(b) on the No-Shop Period Start Date, on and after the No-Shop Period

Start Date and until 11:59 p.m. (New York City Time) on September 9, 2015 (the “Excluded Party Cutoff Date”), the parties hereto agree that the Company may continue to engage in the activities described in subclauses (i) and (ii) of this Section 5.3(b) with respect to each Excluded Party (including, for the avoidance of doubt, with respect to any amended or new Acquisition Proposal submitted by any Excluded Party on and after the No-Shop Period Start Date and prior to the Excluded Party Cutoff Date); provided, that the provisions of Section 5.3(e) and Section 5.3(f) will apply with respect to any Excluded Party and its Acquisition Proposal, whether made prior to or following the No-Shop Period Start Date.  Notwithstanding anything to the contrary in this Section 5.3, an Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at the earlier of (x) the No-Shop Period Start Date, if, on the date immediately preceding the No-Shop Period Start Date, there does not exist a bona fide written Acquisition Proposal submitted by such Excluded Party that has not expired or been withdrawn as of such date, that the Company Board has determined, in good faith, after consultation with its independent financial advisers and outside legal counsel, constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (y) the Excluded Party Cutoff Date.  Notwithstanding anything to the contrary contained herein, on and after the Excluded Party Cutoff Date until the Company Shareholder Approval or, if earlier, the termination of this Agreement in accordance with Article 7, with respect to any Person who was an Excluded Party, (A) the provisions of Section 5.3(b)(i) will apply, (B) none of the activities described in Section 5.3(b)(ii) may continue, (C) the provisions of Section 5.3(b)(ii) will apply with respect to any further or continuing Acquisition Proposal by such Person, (D) the Full Breakup Fee shall apply to any termination of this Agreement effected pursuant to Section 7.1(c) or Section 7.1(d) in connection with an Acquisition Proposal by such Person and (E) there shall be no limitations to the number of Parent’s Match Events, in each case as if such Person had never been an Excluded Party.

(c)               No later than 24 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of any Excluded Party as of such time.  At any time on or after the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will promptly (and in any event within 24 hours of the Company’s knowledge of such event) provide Parent with a written description of (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (ii) any proposal or offer relating to an Acquisition Proposal, in each case from any Person after the No-Shop Period Start Date (other than from Parent and Merger Sub or any Excluded Party), including a description of the material terms and conditions of and facts surrounding any such inquiry, request, proposal or offer, the identity of the Person making any such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person.  The Company shall keep Parent informed (and in any event within 24 hours of the occurrence of such event) in all material respects on a timely basis of the status and details of any such request, inquiry, proposal or offer, including any amendments, modifications, or developments thereto and furnishing copies of any inquiries, correspondence and draft documentation.  Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal (other than any Acquisition Proposal submitted by an Excluded Party) pursuant to Section 5.3(d) and, subject to Section 5.3(d), shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.  After the No-Shop Period Start Date, the Company shall provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Company Board) of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal.

(d)              Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time on or after the No-Shop Period Start Date until the earlier of the Company Shareholder Approval and the termination of this Agreement in accordance with its terms, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in breach of the provisions of this Agreement, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take the actions referred to in clause (A) and/or (B) below would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may take the following actions: (A) furnish information with respect to the Company and any Company Subsidiary to the Person making such Acquisition Proposal but only pursuant to one or more Acceptable Confidentiality Agreements and/or (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company will promptly (and in any case within 24 hours) provide to Parent any non-public information concerning the Company or any Company Subsidiary provided to such other Person which was not previously provided to Parent or the Parent Representatives.  For the avoidance of doubt, the provisions of this Section 5.3(d) shall not be construed in any way to restrict the Company’s activities pursuant to Section 5.3(b)(iii) with respect to any Excluded Party.

(e)               Subject to Section 5.3(f) and Section 5.3(g), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof will (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) approve, recommend, or otherwise declare advisable the approval by the Company’s shareholders of (or publicly propose to approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of the Company or (iv) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (iv) being referred to as a “Change of Board Recommendation”).

(f)                Notwithstanding anything to the contrary contained in this Article 5, if, at any time prior to the Company Shareholder Approval, (i) the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged or facilitated in, and did not otherwise result from, a material breach (in the case of an Acquisition Proposal submitted by an Excluded Party; provided, that for purposes of this Section 5.3(f)(i), a material breach shall include, but not be limited to, (x) a failure to give Parent complete and timely information in respect of an Acquisition Proposal by such Excluded Party when required in accordance with the terms of this Agreement and (y) a breach that would have the effect of reducing or impairing the exercise of Parent’s match rights in connection with any such Acquisition Proposal) or any breach (in the case of any other Acquisition Proposal) of the provisions of this Agreement, and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement and the Debt Commitment Letter that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to this Section 5.3(f), that are binding for acceptance during the Notice Period and have been committed to by Parent in writing and (ii) the Company Board determines in good faith, after consultation with its financial advisors and its outside counsel, that a failure to make a Change of Board Recommendation and/or cause the Company to enter into such Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the shareholders of the Company under applicable Law, then, prior to (but not after) the time the Company Shareholder Approval is obtained, the Company Board may take the following actions: (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement in accordance with Section 7.1(d) and promptly thereafter (and in any event within 24 hours) enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

i.                                          the Company has provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and the Company has contemporaneously provided to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including any definitive agreement with respect to such Superior Proposal;

ii.                                       prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company will, and will cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Debt Commitment Letter so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

iii.                                    after the expiration of the Notice Period, the Company Board, after taking into consideration any adjusted terms and conditions of this Agreement and the Debt Commitment Letter as committed to in writing by Parent that is binding for acceptance during the Notice Period, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal continues to be a Superior Proposal and that the failure to make a Change of Board Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law;

provided, that in the event of any material revisions to the terms of an Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(f) with respect to such new written notice; provided, that the Notice Period for any subsequent notice will be shortened from four Business Days to two Business Days.

To the extent Parent makes or commits to make an adjustment to the terms and conditions of this Agreement and Debt Commitment Letter pursuant to Section 5.3(f)iii, and the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement and Debt Commitment Letter as proposed by Parent, determines in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal no longer continues to be a Superior Proposal, such process will be deemed to be one “Match Event.”  The Company shall only have the obligation to provide two Match Events to Parent with respect to any Excluded Party, as long as such Person remains an Excluded Party pursuant to this Agreement.  For the avoidance of doubt, there shall be no limitations to the number of Parent’s Match Events pursuant to this Section 5.3 with respect to any Persons who are not Excluded Parties or with respect to any Excluded Party on or after the Excluded Party Cutoff Date.

(g)               Notwithstanding anything to the contrary contained herein, prior to (but not after) the time the Company Shareholder Approval is obtained, the Company Board may make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(f)) if the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light of a material event or circumstance that was not known or reasonably foreseeable to the Company Board prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the time the Company Shareholder Approval is obtained that does not relate to (A) Parent or its Subsidiaries (including any Parent Material Adverse Effect as it relates to Parent or its Subsidiaries), (B) any action taken pursuant to this Agreement or (C) any changes in the price of Parent Shares (an “Intervening Event”) and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the shareholders of the Company under applicable Law; provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

i.                                          the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board’s reason for proposing to effect such Change of Board Recommendation (including a description of such Intervening Event in reasonable detail);

ii.                                       prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Debt Commitment Letter in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation; and

iii.                                    after the expiration of the Intervening Event Notice Period, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement and the Debt Commitment Letter as made in writing by Parent that is binding for acceptance during the Intervening Event Notice Period, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that the failure to make such Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law.

(h)              Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been or is substantially concurrently terminated in accordance with its terms (including the payment of the Breakup Fee pursuant to Section 7.2(b), if applicable).

(i)                  The Company agrees that any violation of the restrictions set forth in this Section 5.3 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(j)                 Nothing contained in this Agreement shall prohibit the Company (i) from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company that the Company Board determines to make in good faith (after consultation with its outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law, in each case, so long as (A) any such disclosure includes the Company Board Recommendation, without any modification thereof, (B) does not contain a Change of Board Recommendation and (C) expressly rejects any applicable Acquisition Proposal.

5.4                               Shareholder Approval; Preparing of Proxy Statement.

(a)              The Company shall use its reasonable best efforts to cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable and in any event will use reasonable best efforts to cause the meeting to be held no later than 35 calendar days after (i) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement (the “Proxy Statement Clearance Date”)  for the purpose of voting on the approval of this Agreement and the Merger.  The Company shall not, without the consent of Parent, adjourn or postpone the Company Shareholder Meeting; provided, that the Company may, without the consent of Parent, adjourn or postpone the Company Shareholder Meeting (A) if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting, (B) if the failure to adjourn or postpone the Company Shareholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any legally required supplement or amendment to the Proxy Statement or (C) to solicit additional proxies if the Company reasonably determines that it is advisable or necessary to do so in order to obtain the Company Shareholder Approval.  Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Shareholder Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares for the Company Shareholder Approval; provided, that the Company shall not be required to adjourn the Company Shareholder Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days.  Except in the case of a Change of Board Recommendation specifically permitted by Section 5.3(f) or Section 5.3(g), the Company, through the Company Board, shall include the Company Board Recommendation in the Proxy Statement.  Without limiting the generality of the foregoing and subject to the right to terminate this Agreement pursuant to Section 7.1, the Company agrees that its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or Change of Board Recommendation.

(b)              The Company shall use its reasonable best efforts to (i) prepare and file with the SEC a Proxy Statement in preliminary form relating to the Company Shareholder Meeting as soon as reasonably practicable after the date of this Agreement (and in any event will file the Proxy Statement no later than five calendar days after the No-Shop Period Start Date (or if there is an Excluded Party that remains active at such date, on the Excluded Party Cutoff Date)), (ii) cause the Proxy Statement and any amendments or supplements thereto, when filed, to comply in all material respects with all legal requirements applicable thereto, (iii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and all other proxy materials and promptly notify Parent upon the receipt of any such comments, (iv) cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the Proxy Statement Clearance Date and (v) in consultation with Parent, set a preliminary record date for the Company Shareholder Meeting and commence, as soon as practicable after the date of this Agreement (and in any event no later than three calendar days after the date of this Agreement), a broker search pursuant to Section 14a-13 of the Exchange Act.  Parent shall promptly provide such information regarding Parent and Merger Sub that the Company may reasonably request for inclusion in the Proxy Statement.  Subject to Section 5.3(f) and Section 5.3(g), the Company Board shall use its reasonable best efforts to obtain the Company Shareholder Approval.  If at any time prior to obtaining the Company Shareholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the shareholders of the Company.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

5.5                               Appropriate Action; Consents; Filings.

(a)              Subject to the terms of this Agreement, the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any Proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger; provided, that the Company and Parent will cooperate with each other in connection with (A) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and (B) seeking any such actions, consents, approvals or waivers or making any such filings.  Notwithstanding the foregoing, the Company shall not commit to the payment of any material fee, penalty or other consideration or make any other material concession, waiver or amendment under any Contract in connection with obtaining any consents, licenses, permits, waivers, approvals, authorizations or orders without the prior written consent of Parent.  The Company and Parent will furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.  The Company and Parent, as the case may be, will give (or will cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain all required consents, approvals or waivers from third parties, including as required under any Company Material Contract, including any of the foregoing which are (x) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (y) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

(b)              In furtherance and not in limitation of Section 5.5(a), each party hereto agrees to make any appropriate filings, if necessary or advisable, pursuant to the HSR Act or other applicable Competition Laws with respect to the Merger as promptly as practicable and in any event within five Business Days of the date of this Agreement (unless otherwise mutually agreed between the parties).  Each of Parent, Merger Sub and the Company will (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Competition Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made under any applicable Competition Laws as promptly as practicable, and (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable.  Without limiting the generality of the foregoing, Parent will not, and will not permit any of its Subsidiaries to, enter into or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership or to acquire any assets, business or company if such agreement, individually or in the aggregate, would reasonably be expected to cause any condition to the Merger in Article 6 not to be satisfied or would reasonably be expected to have the effect of preventing, materially impairing, materially delaying or otherwise materially and adversely affecting the consummation of the Merger.

(c)               Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or Merger Sub be required to:  (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Ultimate Parent, Parent, Merger Sub or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates; (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares); or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Ultimate Parent, Parent, the Company, the Surviving Corporation or any of their respective Affiliates, in each case if such action would be material to the business and financial condition of Parent and its Subsidiaries (taken as a whole) or to the value of the Company and its Subsidiaries (taken as a whole) to Parent after consummation of the Merger (any such action contemplated by clauses (i), (ii) or (iii) referred to as, a “Material Structural Remedy”).

(d)              Without limiting the generality of anything contained in this Section 5.5, each party hereto will:  (i) give the other parties prompt notice of the making or commencement or receipt of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger.  Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement.  In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

5.6                               Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied, (b) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement (c) any notice or other communication received by such party from any Governmental Entity alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, or (d) any Proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement (other than failure to give such notice) or otherwise limit or affect the rights of any party hereto or the remedies available hereunder to the party receiving such notice.

5.7                               Public Announcements.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and shall give each other a reasonable opportunity to review and comment upon, any public release, public statement or other public announcement concerning this Agreement or the transactions contemplated hereby and shall not issue any such public release, public statement or other public announcement prior to such consultation and review, except as such release, statement or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; provided, that the Company shall not be obligated to consult with Parent and Merger Sub prior to issuing any public release, public statement or other public announcement (subject to compliance with Section 5.3) regarding any Acquisition Proposal submitted by any third party prior to the No-Shop Period Start Date.  The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement will be a joint release of, and will not be issued prior to the approval of each of, the Company and Parent.

5.8                               Employee Benefit Matters.

(a)              As of and following the Effective Time until the first (1st) anniversary of the Closing Date, to the extent permitted by applicable Law and the terms of the applicable employee benefit plans, programs and policies, Ultimate Parent will (i) provide, or will cause to be provided, to those employees of the Company who continue to be employed by Ultimate Parent and any other Subsidiary of Ultimate Parent (each an “Ultimate Parent Subsidiary” and, collectively, the “Ultimate Parent Subsidiaries”) (individually, “Company Employee”  and collectively, “Company Employees”) cash compensation, including base salary rate and commission and target bonus opportunity, on terms that are substantially similar in the aggregate to the total cash compensation provided to similarly situated employees of Ultimate Parent, and (ii) permit the Company Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Ultimate Parent to the extent such Company Employees do not continue to participate in the Company Benefit Plans, so that each Company Employee shall have benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Ultimate Parent.  To the extent Ultimate Parent elects to have Company Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Ultimate Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Company Employees are entitled to participate to treat, the service of Company Employees with the Company or any Company Subsidiary or any of their predecessors to the extent previously recognized by the Company as of the date of this Agreement attributable to any period before the Effective Time as service rendered to Ultimate Parent, the Surviving Corporation, any Subsidiary of Ultimate Parent solely for purposes of eligibility to participate, vesting and applicability of minimum waiting periods for participation, and not for purposes of benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Ultimate Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Ultimate Parent shall cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Ultimate Parent to be waived with respect to Company Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Company Employees participated immediately prior to the date Company Employees and their eligible dependents are transitioned to Ultimate Parent’s health or similar plans. Ultimate Parent shall also use commercially reasonable efforts to cause any deductibles paid by Company Employees under any of the Company’s or the Company Subsidiaries’ health plans in the plan year in which Company Employees and their eligible dependents are transitioned to Ultimate Parent’s health or similar plans to be credited towards deductibles under the health plans of Ultimate Parent or any Subsidiary of Ultimate Parent.

(b)              Parent shall cause the Company or the Surviving Corporation, as applicable, to honor, in accordance with their terms, the employment, severance and change in control agreements and arrangements that are listed on Section 5.8(b) of the Company Disclosure Schedule.

(c)               If so instructed by Ultimate Parent in writing at least ten (10) Business Days prior to the Effective Time, the Company shall terminate, effective as of the day immediately preceding the Closing Date, any and all 401(k) plans maintained by the Company or any of its Subsidiaries and the Company’s Nonqualified Deferred Compensation Plan, as amended and restated on December 6, 2011, in each case, as applicable, pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable, which forms of such resolutions shall be presented to Ultimate Parent at least five (5) days prior to being executed for review and comment.

(d)                                 Nothing in this Agreement will require the continued employment of any Person, and except as expressly set forth in this Section 5.8 and as set forth on Section 5.8 of the Company Disclosure Schedule, no provision of this Agreement will prevent Ultimate Parent, Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan or benefit plans of any Ultimate Parent or Ultimate Parent Subsidiaries.

(e)                                  The Company, Ultimate Parent and Parent acknowledge and agree that all provisions contained in this Section 5.8 with respect to employees are included for the sole benefit of the respective parties and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

5.9                               Indemnification of Directors and Officers.

(a)              For a period of six years from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the

Company pursuant to applicable Law, the Company Articles, the Company Bylaws and indemnification agreements as in effect on the date of this Agreement and previously made available to Parent with any directors and officers of the Company arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the Effective Time.  To the extent applicable, the Surviving Corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the Company Bylaws and indemnification agreements as in effect on the date of this Agreement and in the form previously made available to Parent.

(b)              For a period of six years from and after the Effective Time, Parent will cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Articles and the Company Bylaws.  Parent acknowledges that the indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of the Company continue in full force and effect in accordance with their terms following the Effective Time as obligations of the Surviving Corporation.

(c)               For six years from and after the Effective Time, Parent will cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (accurate and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement (which annual premium is hereby represented and warranted by the Company to be as set forth in Section 5.9(c) of the Company Disclosure Schedule).  The provisions of the immediately preceding sentence will be deemed to have been satisfied if the Company has obtained, prior to the Effective Time, prepaid policies, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.  If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect, continue to honor the obligations thereunder, and not take any action to terminate such policies.

(d)              In the event the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.9.

(e)               The obligations under this Section 5.9 will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any Proceeding or investigation brought or commenced during such six year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies will be third-party beneficiaries of this Section 5.9).

5.10                        State Takeover Laws.  The Company and the Company Board shall (a) take no action to cause any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law to become applicable to this Agreement, the Merger, the acquisition of Shares pursuant thereto, the Voting Agreement or any of the transactions contemplated by this Agreement and (b) if any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or Merger Sub, in each case, in connection with this Agreement, the Merger, the acquisition of Shares pursuant thereto, the Voting Agreement or any of the transactions contemplated by this Agreement, take all action necessary to minimize the effect of such Law or to render such Law inapplicable to the foregoing and to ensure that the foregoing may be consummated as promptly as practicable on the terms contemplated by this Agreement.

5.11                        Parent Agreement Concerning Merger Sub.  Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

5.12                        Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares, Company RSUs or Company Options pursuant to this Agreement and the Merger will be an exempt transaction for purposes of Section 16.

5.13                        Stock Exchange Delisting; Deregistration.  Prior to the Closing Date, the Company and Parent will cooperate and use their respective reasonable best efforts to cause the delisting of the Shares from NASDAQ and the deregistration of such Shares as promptly as practicable following the Effective Time in compliance with applicable Law, and in any event no more than ten days after the Closing Date.

5.14                        Shareholder Litigation.  The Company will promptly provide Parent with any pleadings and correspondence relating to any Proceedings involving the Company or any of its officers or directors relating to this Agreement or the transactions contemplated hereby and will keep Parent reasonably informed regarding the status of any such Proceedings.  The Company will cooperate with, and to the extent reasonably practicable, give Parent the opportunity to consult and participate with respect to the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

5.15                        Financing.  Ultimate Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter and to consummate the Debt Financing on the Closing Date.  Such actions shall include, but not be limited to, the following:  (i) maintaining in effect the Debt Commitment Letter; (ii) participation by senior management of Ultimate Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfying on a timely basis all Financing Conditions applicable to Ultimate Parent in the Debt Commitment Letter that are within its control; (iv) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (to the extent required to consummate the transactions contemplated hereunder) (including any “market flex” provisions related thereto) or on such other terms acceptable to Ultimate Parent and its financings sources; and (v) in the event that the conditions set forth in Section 6.1 and Section 6.2 and the Financing Conditions have been satisfied or, upon funding, would be satisfied, cause the financing providers to fund the full amount of the Debt Financing to the extent the proceeds thereof are needed to fund transactions contemplated hereunder.  Ultimate Parent shall give the Company reasonably prompt notice of any breach, repudiation or threatened (in writing) breach or repudiation by any party to the Debt Commitment Letter of which Ultimate Parent or its Affiliates becomes aware.  Without limiting Ultimate Parent’s other obligations under this Section 5.15, if a Financing Failure Event occurs, Ultimate Parent shall (A) promptly notify the Company of such Financing Failure Event and the reasons therefor, (B) use commercially reasonable efforts to obtain alternative financing from alternative financing sources (on terms not materially less favorable to Ultimate Parent (as determined in the reasonable judgment of Ultimate Parent, taking into account any “market flex” provisions related to the Debt Commitment Letter) than those contained in the Debt Commitment Letter), in an amount sufficient, together with other financial resources of Ultimate Parent, Parent and Merger Sub, to pay the aggregate Merger Consideration, Option Payments and RSU Payments pursuant to this Agreement and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (C) if and when obtained, provide the Company with a true and complete copy of a new financing commitment that provides for such alternative financing.  Ultimate Parent shall have the right from time to time to amend, modify, supplement, restate, assign, substitute or replace any of the Debt Commitment Letter or any Debt Financing Document from the same and/or an alternative Financing Source; provided, that any such amendment, modification, supplement, restatement, assignment, substitution or replacement shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) (1) add any conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date (beyond the Financing Conditions) that would result in the conditions to such funding being materially less likely to be satisfied or (2) be reasonably expected to impede or delay in any material respect the consummation of the Merger and the other transactions contemplated by this Agreement.  For purposes of this Section 5.15 and Section 5.16 below, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented, restated, assigned, substituted or replaced by this Section 5.15 (including in the event of a Financing Failure Event) and references to “Debt Financing Documents” or “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented, restated, assigned, substituted or replaced by this Section 5.15 (including in the event of a Financing Failure Event).  Ultimate Parent shall be permitted to reduce the amount of Debt Financing under the Debt Commitment Letter in its reasonable discretion, provided, that Ultimate Parent shall not reduce the Debt Financing to an amount committed below the amount that is required, together with other financial resources of Ultimate Parent, Parent and Merger Sub including cash, cash equivalents and marketable securities of Ultimate Parent, Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, to consummate the Merger on the terms contemplated by this Agreement, and provided, further, that such reduction shall not (I) add any conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date (beyond the Financing Conditions) that would result in the conditions to such funding being materially less likely to be satisfied or (II) be reasonably expected to impede or delay in any material respect the consummation of the Merger and the other transactions contemplated by this Agreement.  For the avoidance of doubt, the syndication of the Debt Financing to the extent permitted by the Debt Commitment Letter and subject to the conditions contained therein shall not be deemed to violate Ultimate Parent’s or Parent’s obligations under this Agreement.  Ultimate Parent shall consult with and keep the Company informed in reasonable detail of the status of Ultimate Parent’s efforts to arrange the Debt Financing.

5.16                        Financing Cooperation.  The Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts (including using commercially reasonable efforts to cause its and their respective Representatives) to provide to Ultimate Parent, Parent and Merger Sub all cooperation reasonably requested by Ultimate Parent, Parent and/or the Financing Sources in connection with the Debt Financing, including using commercially reasonable efforts to (a) cooperate with customary due diligence review of the Company and the Company Subsidiaries by prospective Financing Sources and with the marketing efforts of Ultimate Parent, Parent and Merger Sub and their Financing Sources, in each case in connection with all or any portion of the Debt Financing, (b) assist with the preparation of a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Ultimate Parent, prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), (c) obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to financial information included in the Company SEC Documents that is used in any prospectus or other offering document for the Debt Financing and (d) obtain a payoff letter for the Credit Agreement and taking all actions necessary for the termination of the Credit Agreement effective as of the Closing Date.  The Company hereby consents to the use of the Company’s and the Company Subsidiaries’ logos in connection with the Debt Financing; provided, that in no event shall the any failure by the Company to comply with this Section 5.16 constitute material breach of this Agreement or provide Parent with any right to terminate this Agreement in accordance with its terms.

5.17                        Resignation of Directors.  The Company shall use its best efforts to obtain and deliver to Parent on or prior to the Effective Time the resignation of the Company’s directors.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1                               Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a)              This Agreement and the Merger shall have been approved by the Company’s shareholders by the Company Shareholder Approval at the Company Shareholder Meeting.

(b)              The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the Other Required Governmental Approval shall have been obtained or any waiting period (or extension thereof) or mandated filing in connection therewith shall have lapsed or been terminated.

(c)               There shall have been no Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that is in effect and (i) makes illegal or otherwise prohibits or materially delays the consummation of the Merger, or (ii) imposes, effects, implements or requires any Material Structural Remedy.

6.2                               Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a)              (i) Each representation or warranty of the Company contained in Section 3.1(a), Section 3.3, Section 3.4(i), Section 3.9, Section 3.22, Section 3.24 and Section 3.29 of this Agreement shall be true and correct (except to the extent that such inaccuracies would be immaterial, in the aggregate) as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), (ii) each representation or warranty of the Company contained in the first sentence of Section 3.2(a), the first sentence of Section 3.2(b), and Section 3.2(c) of this Agreement shall be true and correct (except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to cause the aggregate consideration to be paid by Parent and Merger Sub under this Agreement to increase by more than $5,000,000) as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), and (iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 3.11(b) or in the term “Company Material Contract”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect.

(b)              The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so shall have been cured.

(c)               Merger Sub shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied.

(d)              Prior to, but no earlier than 30 days prior to, the Closing, the Company shall have delivered to Parent a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code and a form of notice to the IRS, each in substantially the form of Exhibit D hereto.  Parent is hereby authorized to file such forms with the Internal Revenue Service on behalf of the Company.

(e)               Since the date of this Agreement, there shall not have occurred and be continuing any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

6.3                               Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver at or prior to the Effective Time of each of the following conditions:

(a)              (i) Each representation or warranty of Parent and Merger Sub contained in Section 4.2 and Section 4.9 of this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Parent Material Adverse Effect.

(b)              Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so has been cured.

(c)               The Company shall have received a certificate of Merger Sub, executed by an executive officer of Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1                               Termination.   This Agreement may be terminated, and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of this Agreement and the Merger by the shareholders of the Company or of Merger Sub:

(a)              By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

(b)              By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5);

(c)               By Parent, at any time prior to the Effective Time if a Triggering Event has occurred;

(d)              By the Company, prior to the Company Shareholder Approval, in connection with the Company Board’s causing the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3(f); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available unless the Company shall have complied with all provisions of Section 5.3 (provided, that, in the case of a Superior Proposal from an Excluded Party, the Company shall have complied in all material respects with all provisions of Section 5.3, and provided, further, that for purposes of this Section 7.1(d), the Company shall not have complied in all material respects with all provisions of Section 5.3 if it has (i) failed to give Parent complete and timely information in respect of an Acquisition Proposal by such Excluded Party when required to do so in accordance with the terms of this Agreement or (ii) committed a breach that had the effect of reducing or impairing the exercise of Parent’s match rights in connection with any such Acquisition Proposal) and paid any amounts due pursuant to Section 7.2(b);

(e)               By Parent or the Company, if the Effective Time has not occurred on or before January 21, 2016 (the “Outside Date”), provided, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(f)                By Parent, if: (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement (other than with respect to a breach of Section 5.3  or Section 5.4(a), as to which Section 7.1(c) will apply), in any case, such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied, (ii) Parent has delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (A) the Outside Date and (B) 45 days after the giving of written notice to the Company of such breach or failure; provided, however, that

Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if: (x) any material covenant of Parent or Merger Sub contained in this Agreement has been breached in any material respect, and such breach has not been cured in all material respects; or (y) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement;

(g)               By the Company, if: (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement in either case that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company has delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (A) the Outside Date and (B) 45 days after the giving of written notice to Parent of such breach or failure; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (x) any material covenant of the Company contained in this Agreement has been breached in any material respect, and such breach has not been cured in all material respects; or (y) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement; or

(h)              By Parent or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the failure to obtain such Company Shareholder Approval is proximately caused by any action or failure to act of the Company that constitutes a breach of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

7.2                               Effect of Termination.

(a)              In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (i) the Confidentiality Agreement (as amended hereby) and the provisions of Section 5.7 (Public Announcements), this Section 7.2, Section 8.2 (Fees and Expenses), Section 8.3 (Notices), Section 8.7 (Severability), Section 8.8 (Entire Agreement), Section 8.9 (Parties in Interest), Section 8.10 (Assignment; Successors), Section 8.11 (Mutual Drafting; Interpretation) and Section 8.12 (Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury) shall survive the termination hereof and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs).  Notwithstanding the foregoing, in no event shall any party be liable for punitive damages.

(b)              In the event that this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company will pay to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Breakup Fee.

(c)               In the event that (i) this Agreement is terminated pursuant to Section 7.1(e), Section 7.1(f) (with respect to a breach of any covenant or an intentional misrepresentation under this

Agreement by the Company) or Section 7.1(h), (ii) prior to the date of the Company Shareholder Meeting (or prior to the termination of this Agreement if there has been no Company Shareholder Meeting) an Acquisition Proposal or intention to make an Acquisition Proposal will have been publicly announced and not publicly withdrawn without qualification (A) on or prior to the fifth Business Day prior to the date of the Company Shareholder Meeting, with respect to termination pursuant to Section 7.1(h), (B) on or prior to the 45th calendar day preceding the Outside Date, with respect to any termination pursuant to Section 7.1(e), and (C) prior to the event giving rise to the termination right, with respect to any termination pursuant to Section 7.1(f) and (iii) on or prior to the first anniversary following the termination of this Agreement, the Company enters into a definitive written agreement providing for the consummation of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its shareholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination, then, on the earliest of the execution of a definitive agreement with respect to, submission to the shareholders of, or consummation of such Acquisition Proposal, the Company will pay to Parent the Breakup Fee (provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “20%” will be deemed to be references to “50.1%”).

(d)              All payments under this Section 7.2 will be made by wire transfer of immediately available funds to the account designated by Parent on Section 7.2(d) of the Parent Disclosure Schedule.  Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Breakup Fee is payable.  Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.2, and, in order to obtain such payment, Parent commences a suit that results in a final non-appealable judgment against the Company for the amounts set forth in this Section 7.2, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e)               Notwithstanding anything to the contrary in this Agreement, no Financing Source Party shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect shareholders for any claim for any loss suffered as a result of any breach of this Agreement or the Debt Commitment Letter (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby (including, without limitation, any Debt Financing) to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.

(f)                Notwithstanding anything to the contrary in this Agreement, the payment by the Company of the Breakup Fee pursuant to this Section 7.2 shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its covenants or agreements set forth in this Agreement or fraud; provided, however, that notwithstanding the foregoing, if Parent accepts payment from the Company of the Breakup Fee in connection with a termination of this Agreement pursuant to (i) Section 7.1(c) pursuant to subclause (f) of the definition of “Triggering Event” or (ii) Section 7.1(d), provided that the Company did not commit a willful and material breach of any of its covenants or agreements in Section 5.3, whether discovered by Parent prior to or following the acceptance of the Breakup Fee, such payment shall be the sole and exclusive remedy of Ultimate Parent,

Parent and Merger Sub against the Company, the Company Subsidiaries and the Company Representatives for any losses or damages arising from or relating to this Agreement, any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, and none of the Company, the Company Subsidiaries and the Company Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, further, that any Breakup Fee paid by the Company to Parent pursuant to this Section 7.2 shall be offset against any award for damages awarded to Parent pursuant to any claim based on a willful and material breach of this Agreement or fraud.

7.3                               Amendment.  This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company or of Merger Sub; provided, however, that, after approval of this Agreement and the Merger by such shareholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  Notwithstanding anything to the contrary contained herein, Sections 7.2(e), 7.3, 8.9 and 8.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.2(e), 7.3, 8.9 and 8.12) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

7.4                               Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

8.1                               Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time.  Notwithstanding the foregoing, this Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms apply, or are to be performed in whole or in part, after the Effective Time.

8.2                               Fees and Expenses.  Subject to Section 7.2, all Expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred the same, whether or not the Merger is consummated.

8.3                               Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered if delivered in Person or, if sent by facsimile, upon electronic confirmation of receipt or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows (provided, however that any notice to be given pursuant to Section 5.3 may be provided to the parties in the manner listed on Section 8.3 of the Company Disclosure Schedule and Section 8.3 of the Parent Disclosure Schedule):

If to Ultimate Parent, Parent, Merger Sub or the Surviving Corporation, addressed to it at:

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, MN 55117

Attention:  General Counsel

Facsimilie: (651) 756-2156

with a copy to (for information purposes only and which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304-1211
Attention:                                         Joseph M. Barbeau

Christopher D. Dillon

Facsimile No.:                   (650) 849-5094

(650) 849-5025

If to the Company (prior to the Effective Time), addressed to it at:

Thoratec Corporation

6035 Stoneridge Dr.

Pleasanton, CA 94588

Attention:                                         General Counsel

Facsimile No.:                   (925) 847-8574

with a copy to (for information purposes only and which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:                                         Charles K. Ruck
                                                                                                Tad J. Freese
Facsimile No.:                   (650) 463-2600
Email:                                                            charles.ruck@lw.com
                                                                                              tad.freese@lw.com

8.4                               Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company’s or any Company Subsidiary’s ability to comply with any of the terms of Section 5.3 or any other provision of this Agreement and (b) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, that such agreement need not contain any standstill agreement or similar obligation and provided, further, that if the Company enters into an Acceptable Confidentiality Agreement that does not contain any standstill agreement or similar obligation, the Confidentiality Agreement shall automatically, without any further action on behalf of Ultimate Parent or the Company, concurrently with the execution of such Acceptable Confidentiality Agreement, be amended to eliminate Ultimate Parent’s standstill agreement).

“Acquisition Proposal” means any offer or proposal concerning any (a) direct or indirect acquisition, reorganization, tender offer, self-tender, exchange offer, liquidation, dissolution, merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary, (b) sale, lease or other disposition of assets or businesses of the Company (including Equity Interests of a Company Subsidiary) or any Company Subsidiary that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or representing 20% or more of the consolidated assets (based on fair market value) of the Company and the Company Subsidiaries (taken as a whole), immediately prior to such transaction, (c) issuance or sale by the Company of Equity Interests representing 20% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power of the Company or any resulting parent company of the Company or (e) any combination of the foregoing (in each case, other than the Merger).

“Affiliate” or “affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Breakup Fee” means an amount, in cash, equal to $110.5 million (the “Full Breakup Fee”); provided, however, that if any termination of this Agreement is effected prior to the Excluded Party Cutoff Date pursuant to Section 7.1(c) or Section 7.1(d) in connection with an Acquisition Proposal made by an Excluded Party, then the Breakup Fee will be an amount, in cash, equal to $29.5 million.

“Business” means the business conducted by the Company or the Company Subsidiaries in the design, development, research, use, manufacture or sale of the Company Products.

“Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plans” means, other than Foreign Benefit Plans, all “employee benefit plans” as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) materially impairs the ability of the Company to comply, or prevents the Company from complying, with its material obligations with respect to the consummation of the Merger or would reasonably be expected to do so; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect under subclause (a) of this definition:

i.                                          any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company conducts business, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

ii.                                       general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

iii.                                    any change that generally affects industries in which the Company and the Company Subsidiaries conduct business, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

iv.                                   any change proximately caused by the announcement or pendency of the transactions contemplated hereby, including the Merger, including any litigation claims made by shareholders arising directly out of allegations of a breach of fiduciary duty directly relating to this Agreement, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships (it being understood that this clause (iv) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby);

v.                                      any change proximately caused by the Company’s compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented in writing;

vi.                                   acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility or terrorism, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

vii.                                any hurricane, earthquake, flood or other natural disasters or acts of God;

viii.                             changes in Laws after the date hereof, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

ix.                                   changes in GAAP after the date of this Agreement, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

x.                                      in and of itself, any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(ix) or (xi) of the definition); or

xi.                                   in and of itself, a decline in the price of the Shares on NASDAQ or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(ix) of the definition).

“Company Product” means any product that has been in the prior five years or is currently being manufactured or marketed by the Company or any Company Subsidiary and the Company’s HeartMate PHP (Percutaneous Heart Pump) product (based on its existing specifications).

“Competition Law” means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any legally binding contract, agreement, indenture, note, bond, license, lease, instrument, obligation, understanding, undertaking, permit, concession, franchise or any other legally binding commitment, plan or arrangement, whether oral or written, including all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Credit Agreement” means the agreement among the Company, the lenders from time to time party thereto and Wells Fargo Bank, National Association as Administrative Agent, dated December 19, 2011.

“Debt Commitment Letter” means the debt commitment letter(s) (including all exhibits, annexes and schedules thereto), dated as of the date of this Agreement, among Ultimate Parent, Bank of America, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated as amended, supplemented or replaced in compliance with this Agreement or as required by Section 5.15 following a Financing Failure Event pursuant to which the financial institutions party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or other debt financings in connection with the transactions contemplated hereby.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Party” means any Person or group of Persons from whom the Company, any Company Subsidiary or any Company Representative has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a bona fide written Acquisition Proposal that the Company Board has determined, no later than the No-Shop Period Start Date, in good faith, after consultation with its independent financial advisors and outside legal counsel, constitutes, or would reasonably be expected to lead to, a Superior Proposal.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and any solicitation of shareholder approvals and all other matters related to the transactions contemplated by this Agreement.

“Financing Conditions” means with respect to the Debt Financing, the conditions precedent set forth in the Debt Commitment Letter.

“Financing Failure Event” means any of the following: (a) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, (b) for any reason, all or any portion of the Debt Financing becoming unavailable or (c) an actual breach or repudiation by any party to the Debt Commitment Letter.

“Financing Source Parties” means the Financing Sources, their Affiliates, and any of their respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Financing) relating thereto.

“Foreign Benefit Plans” means benefit plans that are comparable to Company Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“group” has the meaning ascribed to it in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means all of the following, whether arising under the laws of the United States or any other jurisdiction anywhere in the world: (a)  patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (e) Trade Secrets and (f) URL and Internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means the actual knowledge of any executive officer of such Person or any fact or matter which any such officer of such Person reasonably would be expected to learn from such officer’s direct reports in the ordinary course of customary performance of such officer’s and such direct reports’ duties consistent with their respective title and responsibilities.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding or any other legally enforceable requirement.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, restriction, charge, option, lease, license, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any limitation or restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“made available” as used in Sections 3.1(c), 3.7(d), 3.14(a), 3.16(d), 3.19, 3.24 and 5.9(a), shall include solely any information or materials contained in the electronic data room hosted by “Merrill Corporation” as of 12:00 p.m., Pacific time on July 21, 2015, unless Parent consents to any materials posted to such data room thereafter.

“Other Required Governmental Approval” means the approval set forth on Section 3.5 of the Company Disclosure Schedule.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and, if required by GAAP, for which adequate reserves have been established in the most recent financial statements included in the Company SEC Documents, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law and (c) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Software” means computer software and programs in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Subsidiary” of Ultimate Parent, Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Ultimate Parent, Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” will be replaced by “50.1%”), which is binding for acceptance during any Notice Period, made by a third party that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, taking into account all material legal, financial, regulatory and other aspects of the proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and the Person making the proposal, would, if consummated, result in a transaction that is more favorable to the Company’s shareholders, from a financial point of view, than the Merger (after giving effect to all adjustments to the terms thereof which may be committed by Parent pursuant to Section 5.3(f)).

“Tax Return” means any report, return (including information return), claim for refund or declaration or statement or other document filed with, or required to be filed with, any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all federal, provincial, state, local, foreign and other taxes, duties, levies, tariffs, imposts, and other taxes, fees, assessments, or charges in the nature of taxes (together with any and all interest, penalties and additions relating thereto or relating to the failure to comply with any requirement imposed with respect to any Tax Return or the failure to file any Tax Return) imposed by any Governmental Entity, including income, alternative, estimated, franchise, windfall or other profits, gross receipts, property, sales, use, consumption, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, pension, health insurance, severance, welfare, disability, ad valorem, stamp, transfer, transaction, title, registration, value-added, harmonized sales, gains tax, goods and services, license, lease, service, service use, stock, stamp, capital production, occupation, premium or environmental taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or imposition of any Tax.

“Trade Secrets” means trade secrets and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information).

“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury under the Code.

“Triggering Event” will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation (whether or not in compliance with Section 5.3); (b) the Company enters into any Alternative Acquisition Agreement; (c) the Company Board publicly recommends to its shareholders any Acquisition Proposal; (d) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within five calendar days after Parent’s written request therefor; (e) a tender offer or exchange offer for securities of the Company is commenced and the Company Board shall have failed to recommend against acceptance by the Company’s shareholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of such commencement; (f) the Company shall have breached or failed to perform any of its obligations set forth in Section 5.3 or Section 5.4(a) (other than an immaterial breach that did not lead to an Acquisition Proposal) or (g) the Company Board formally resolves to take, authorizes, or announces its intention to take any of the foregoing actions.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date.

8.5                               Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

510(k)’s	3.26(a)
Acquisition Proposal	7.2(c)
Affiliate Transaction	3.25
Agreement	Preamble
Agreement of Merger	1.2
Alternative Acquisition Agreement	5.3(b)ii
Assumed Restricted Stock Award	2.4(a)
Book-Entry Shares	2.2(b)
Centerview	3.22(b)
Certificates	2.2(b)
CGCL	Recitals
Change of Board Recommendation	5.3(e)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Articles	3.1(c)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1(c)
Company Common Stock	Recitals
Company Disclosure Schedule	Article 3
Company Employee	5.8(a)
Company Financial Statements	3.7(a)
Company Material Contract	3.14(a)
Company Options	2.4(a)
Company Permits	3.6(a)
Company Preferred Stock	3.2(a)
Company Representatives	5.2(a)
Company RSUs	2.4(c)
Company SEC Documents	3.7(a)
Company Shareholder Approval	3.23
Company Shareholder Meeting	5.4(a)
Company Stock Option Plans	2.4(a)
Company Subsidiary	3.1(b)
Confidentiality Agreement	5.2(a)
D&O Insurance	5.9(c)
Dissenting Shares	2.3
Effective Time	1.2
Exchange Act	3.5
Exchange Ratio	2.4(c)
Excluded Party Cutoff Date	5.3(b)(ii)
Exclusively Licensed Registered Intellectual Property	3.17(c)
FDA	3.26(a)
FDA Permits	3.26(a)
Guggenheim	3.22(a)
Inbound Exclusive License Agreements	3.17(a)
Insurance Policies	3.18(a)
Intervening Event	5.3(g)
Intervening Event Notice Period	5.3(g)i
Leased Real Property	3.21(a)
Licensed Intellectual Property	3.17(a)
Match Event	5.3(f)
Material Intellectual Property	3.17(b)
Material Structural Remedy	5.5(c)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	2.1(c)
NASDAQ	3.5
No-Shop Period Start Date	5.3(b)i
Notice Period	5.3(f)i
Option Payments	2.4(b)
Outside Date	7.1(e)
Owned Intellectual Property	3.17(c)
Parent	Preamble
Parent Disclosure Schedule	Article 4
Parent Representatives	5.2(a)
Parent Subsidiaries	4.3
Parent Subsidiary	4.3
Paying Agent	2.2(a)
Payment Fund	2.2(a)
PMA’s	3.26(a)
Proceeding	3.15(a)
Proxy Statement	3.30
Proxy Statement Clearance Date	5.4(a)
Registered Intellectual Property	3.17(a)
Related Party	3.25

Representatives	5.2(a)
RSU Payments	2.4(d)
Sarbanes-Oxley Act	3.7(a)
SEC	2.4(e)
Section 16	5.12
Securities Act	3.5
Service Providers	3.12(a)
Shares	Recitals
Surviving Corporation	1.1(a)
Top Suppliers	3.28
Ultimate Parent	Preamble
Ultimate Parent Compensation Committee	2.4(a)
Ultimate Parent Shares	2.4(a)
Ultimate Parent Subsidiaries	5.8(a)
Ultimate Parent Subsidiary	5.8(a)
Voting Agreements	Recitals
WARN Act	3.13(c)

8.6                               Table of Contents; Headings.  The table of contents and headings contained in this Agreement or in any Exhibit are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7                               Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto and such determination shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8                               Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

8.9                               Parties in Interest.

(a)              This Agreement will be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the individuals referenced in Section 5.9, which are express beneficiaries of Section 5.9, and (ii) the Financing Source Parties, which are express third-party beneficiaries of Sections 7.2(e), 7.3, 8.9 and 8.12 and entitled to enforce such provisions against each of the parties hereto.

(b)              The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.4 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.10                        Assignment; Successors.  This Agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, that each of Parent and Merger Sub may assign, in their sole discretion, any of their respective rights and obligations to (a) Ultimate Parent, Parent or any of their Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person; provided, that no such assignment shall relieve Ultimate Parent, Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.11                        Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires:  the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  As used in this Agreement, the words “include” and “including,” and variations thereof and words of similar import, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  All references in this Agreement to “$” are intended to refer to U.S. dollars.  Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.  Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

8.12                        Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)              Governing Law.  This Agreement and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement will be governed by, and construed in accordance with, the Laws of the State of California, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.  Notwithstanding the foregoing, each party hereto agrees that any and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)              Consent to Jurisdiction.  Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in the City and County of San Francisco, California in the event of any dispute, controversy, cross-claim, third-party claim or other Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any Proceeding arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the City and County of San Francisco, California; provided, that each of the parties shall have the right to bring any Proceeding for enforcement of a judgment entered by any United States federal court or California state court located in the City and County of San Francisco, California in any other court or jurisdiction.  Notwithstanding anything herein to the contrary, each of the parties hereto agrees that any Proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts and, with respect to the foregoing:  (A) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court; (B) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (C) that the laws described in the last sentence of this Section 8.12(b) shall govern any such action; and (D) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

(c)               Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING ANY LITIGATION INVOLVING A FINANCING SOURCE PARTY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13                        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

8.14                        Facsimile or .pdf Signature .  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

8.15                        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, unless this Agreement is terminated pursuant to Section 7.1, the parties hereto will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity.

8.16                        Compliance with Obligations.  The Ultimate Parent hereby agrees to cause Parent to honor Parent’s and Merger Sub’s obligations under this Agreement and the transactions contemplated hereby and the Ultimate Parent agrees to be financially responsible for such obligations of Parent and Merger Sub and hereby waives any defense or discharge event that but for such waiver could be asserted by Ultimate Parent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SJM INTERNATIONAL, INC.

By:	/s/ John C. Heinmiller
	Name:	John C. Heinmiller
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPYDER MERGER CORPORATION

By:	/s/ John C. Heinmiller
	Name:	John C. Heinmiller
	Title:	Executive Vice President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ST. JUDE MEDICAL, INC.

By:	/s/ John C. Heinmiller
	Name:	John C. Heinmiller
	Title:	Executive Vice President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THORATEC CORPORATION

By:	/s/ D. Keith Grossman
	Name:	D. Keith Grossman
	Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]